As filed with the Securities and Exchange Commission on September 2, 2011

Registration No. 333-170131

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSHARES® COPPER TRUST

(Exact name of registrant as specified in its charter)

New York	6799	[—]
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team

iShares® Research & Development

(415) 670-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team

iShares® Research & Development

(415) 670-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Yeres, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019	Deepa Damre, Esq. BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public: As soon as practical after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated [            ], 20[    ]

12,120,000 Shares

iSHARES® COPPER TRUST

The iShares® Copper Trust issues shares (“Shares”) representing fractional undivided beneficial interests in its net assets. The objective of the trust is for the Shares to reflect, at any given time, the value of the assets owned by the trust less the trust’s expenses and liabilities at that time. The assets of the trust consist primarily of copper held by a custodian on behalf of the trust. The Shares are listed and traded on [            ] under the symbol “[            ]”. Market prices for the Shares may be different from the net asset value per Share. BlackRock Asset Management International Inc. is the sponsor of the trust, The Bank of New York Mellon is the trustee of the trust, and Metro International Trade Services LLC is the custodian of the trust. The trust is not an investment company registered, or required to be registered, under the Investment Company Act of 1940, as amended. The trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, a commodity trading advisor or otherwise.

Copper owned by the trust will be held by the custodian at locations within or outside the United States that are agreed from time to time by the custodian and the trustee.

The trust intends to issue Shares on a continuous basis. A block of 2,500 Shares is called a “Basket”. The trust issues and redeems Shares only in blocks of five or more Baskets, and only in transactions with registered broker-dealers that have become authorized participants by entering into a contract with the sponsor and the trustee governing the conditions of such purchases and redemptions. The trust issues Baskets in exchange for copper in physical form. Redemptions take place in exchange for copper transferred from the trust’s account to the redeeming authorized participant’s account with the trust’s custodian. See “Description of the Shares and the Trust Agreement—Redemption of Baskets; Withdrawal of Copper”.

Except when aggregated in blocks of five or more Baskets, Shares are not redeemable securities.

On [            ], 2011, the trust issued to Goldman, Sachs & Co., as the Initial Purchaser, [            ] Baskets comprising [            ] Shares, which are referred to as the Initial Shares, in exchange for an in-kind per-Basket deposit with the custodian of 25 tonnes of copper (equivalent to a per-Share consideration of 10 kilograms of copper). At the LME settlement price on the date of issuance of the Initial Shares, the consideration paid by the Initial Purchaser had a per-Basket value of US$[            ] (corresponding to a per-Share price of U.S.$[            ]). The Initial Purchaser intends to offer the Initial Shares to the public.

The Initial Purchaser will, and the authorized participants may, offer to the public, from time to time, Shares from any Baskets they purchase from the trust (including the Initial Shares). Shares (including the Initial Shares) offered to the public by the Initial Purchaser or the authorized participants may be offered at a per-Share offering price that varies depending on, among other factors, the trading price of the Shares on [            ], the net asset value per Share and the supply of and demand for the Shares at the time of the offer. Shares initially comprising the same Basket but offered to the public at different times may have different offering prices. Neither the Initial Purchaser nor any authorized participant will receive from the trust, the sponsor or any of their affiliates, any fee or other compensation in connection with their sale of Shares to the public (including the Initial Shares); however, the sponsor may reimburse to the Initial Purchaser certain fees and expenses incurred in connection with the offering of the Initial Shares. The Initial Purchaser and the authorized participants may receive commissions or fees from investors who purchase Shares through their commission- or fee-based brokerage accounts.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 9.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are not interests in or obligations of the sponsor or the trustee. The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

“iShares” is a registered trademark of BlackRock Institutional Trust Company, N.A.

The date of this prospectus is [            ], 20[    ].

i

ii

PROSPECTUS SUMMARY

Although the sponsor believes that this summary is materially complete, you should read the entire prospectus, including “Risk Factors” beginning on page 9, before making an investment decision about the Shares.

A glossary of defined terms appears beginning on page 58.

Trust Structure, the Sponsor, the Trustee and the Custodian

The trust was formed on [    ], 20[    ] when the sponsor and The Bank of New York Mellon (the “Trustee”) signed the Depositary Trust Agreement (“Trust Agreement”) and an initial deposit of copper was made in exchange for the issuance of [            ] Baskets. The purpose of the trust is to own copper transferred to the trust in exchange for Shares. Each Share represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of copper held by the custodian on behalf of the trust. However, there may be situations where the trust will unexpectedly hold cash or other assets. For example, a claim may arise against a third party, which is settled in cash. In situations where the trust unexpectedly receives cash or other assets, no new Shares will be issued until after the record date for the distribution of such cash or other property has passed.

Copper transferred to the trust must meet, at the time it is transferred, the requirements (including in respect of brand, markings, bundling, shape, weight and size) of copper that may be delivered in settlement of a copper futures contract traded on the London Metal Exchange (the “LME”), and be eligible, at such time, to be represented by warehouse receipts called “Warrants” which are issued by LME-approved warehouses in compliance with LME rules and regulations (collectively, the “LME Rulebook”). The trust intends to hold its copper in physical form and not represented by Warrants; unless represented by Warrants, the trust’s copper will not be subject to regulation by the LME.

The trust issues and redeems Shares only in blocks of five or more Baskets. A Basket consists of 2,500 Shares. The trust issues Baskets in exchange for copper in physical form. Redemptions take place in exchange for copper transferred from the trust’s account to the redeeming authorized participant’s account with the trust’s custodian. See “Description of the Shares and the Trust Agreement—Redemption of Baskets; Withdrawal of Copper”.

Individual Shares will not be redeemed by the trust, but will be listed and traded on [            ] under the symbol “[            ]”. The objective of the trust is for the value of the Shares to reflect, at any given time, the value of copper owned by the trust at that time less the trust’s expenses and liabilities. The material terms of the trust are discussed in greater detail in the section “Description of the Shares and the Trust Agreement”. The trust is not a registered investment company under the Investment Company Act and is not required to register under such act.

The trust’s sponsor is BlackRock Asset Management International Inc., a Delaware corporation and a subsidiary of BlackRock, Inc. The Shares are not obligations of, and are not guaranteed by, BlackRock Asset Management International Inc. or any of its subsidiaries or affiliates.

The sponsor arranged for the creation of the trust and the listing of the Shares on [            ], and paid all the expenses of the registration of the Shares for their public offering in the United States, and the fees of the CPM Group (the independent commodities research firm responsible for the preparation of the portions of this prospectus expressly attributed to them, including the sections entitled “The Copper Industry” and “Operation of the Copper Market”); the trust is not required to reimburse these amounts to the sponsor. The sponsor has agreed to assume the following administrative and marketing expenses

incurred by the trust: the trustee’s fee, [            ]’s listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. In addition, the sponsor has agreed to pay any fees due to J. Aron & Company (“J. Aron”), an international commodities dealer and subsidiary of The Goldman Sachs Group, Inc. (which owns the custodian), in connection with its agreement to purchase copper from the trust as needed to cover trust expenses and to buy from or sell to certain authorized participants fractional amounts of copper transferred in connection with the issuance or redemption of Shares. The trust will be responsible for (and, therefore, the Shareholders will bear the burden of) trust expenses not assumed by the sponsor. These expenses include, primarily, the warehousing fees owed to the custodian and the sponsor’s fee. The following table summarizes the ordinary expenses to be incurred by the Trust, the party responsible for their payment and, in the case of expenses borne by the trust, their amount:

Expense	Amount	Responsible Party
SEC Registration fees	As needed	Sponsor

Auditing fees and expenses	As needed	Sponsor

[ ] listing fees	As needed	Sponsor

J. Aron’s fees	As needed	Sponsor

Legal fees and expenses	Up to $100,000 per annum	Sponsor

Legal fees and expenses	In excess of $100,000 per annum	Trust

Printing and mailing	As needed	Sponsor

Sponsor fee	[ ]% of adjusted net asset value per annum	Trust

Trustee fee	As needed	Sponsor

Custodian fee	$[ ] per tonne per day(1)	Trust

(1)	As of the date of this prospectus, subject to adjustment as described under “The Custodian—The Custodian Fee.” Although the trust does not intend to hold any copper on Warrant, the custodian agreement provides that the warehousing fee due to the custodian in respect of any copper held on Warrant at a particular location will be the maximum LME-authorized per tonne per day fee for that location.

The sponsor will not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to select any new or additional custodian to be appointed by the trustee.

The trustee is The Bank of New York Mellon and the custodian is Metro International Trade Services LLC.

The trustee is responsible for the day-to-day administration of the trust. The responsibilities of the trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt or transfer of copper by the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s copper as needed to cover the trust’s expenses. For a more detailed description of the role and responsibilities of the trustee see “Description of the Shares and the Trust Agreement” and “The Trustee.”

The custodian is selected by the sponsor and appointed by the trustee for the safekeeping of the copper owned by the trust and is responsible to the trustee only. The general role and responsibilities of the custodian are further described in “The Custodian.” Because the Shareholders are not parties to the custodian agreement, they will not have any claims against the custodian. The custodian’s obligation to accept delivery of copper on behalf of the trust is subject to certain capacity limits that the custodian may from time to time, in its discretion, increase by specified amounts as the total amount of copper that it holds for the trust exceeds 50% of the limit at the time in effect. If these limits are reached, it is anticipated that the sponsor will select and the trustee will retain one or more additional custodians. Each of the trustee and the custodian has the right to terminate the custodian agreement by written notice to the other party at least one year prior to the termination date; provided, that the trustee and the custodian have agreed that in the absence of a breach of the custodian agreement by the other party (or, in the case of the trustee, if the custodian chooses not to increase the warehousing capacity available to the trust after the 50% threshold referred to above has been reached), neither the trustee nor the custodian will exercise its right to terminate the agreement during the ten-year period ending on [        ], 202[    ]. Furthermore, the custodian has agreed that in the absence of a breach of the custodian agreement by the trustee, it will not knowingly provide warehousing services to any other publicly traded physical copper-based investment vehicle for as long as the Shares are primarily listed and publicly traded in the United States, the trust satisfies a minimum market share requirement and a termination date has not been specified. Similarly, the trustee has agreed that in the absence of a custodian’s breach and subject to capacity limits, it will not enter on behalf of the trust into any agreement with any other custodian for copper custodial or warehousing services.

Following the termination of the agreement with the custodian in effect as of the date of this prospectus, the trust will need to retain a new custodian. In addition, while the current agreement with the custodian remains in effect, the trust may need to retain additional custodians, for example, if it needs additional warehousing capacity that the custodian is not able or willing to provide. While the sponsor will seek any agreements with new or additional custodians to be at least as protective of the interests of the trust as the current agreement is, the actual terms and conditions of such agreements will only be negotiated at the time the new or additional custodians become necessary. Accordingly, the terms and conditions of any agreement with a new or additional custodian may be significantly different from the terms and conditions of the current arrangements with the custodian. For example, the duration of the agreement with a new or additional custodian, its fees, the maximum amount of copper that the new or additional custodian will hold on behalf of the trust, the scope of the new or additional custodian’s liability and the new or additional custodian’s standard of care may not be exactly the same as in or even similar to the current agreement with the custodian.

Trust Objective

The objective of the trust is for the value of the Shares to reflect, at any given time, the value of copper owned by the trust at that time, less the trust’s expenses and liabilities. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of copper. The trust receives copper deposited with it in exchange for the creation of Baskets, sells copper as necessary to cover the trust expenses and other liabilities and transfers copper to authorized participants in exchange for Baskets surrendered to it for redemption.

Although the return, if any, on an investment in the Shares is subject to the additional expense of the sponsor’s fee and to other costs and expenses not assumed by the sponsor which would not be incurred in the case of a direct investment in copper, the Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in copper. While the Shares are not the exact equivalent of an investment in copper, they provide investors with an alternative that allows a level of participation in the copper market through the securities market. An investment in Shares is:

Backed by copper held by the custodian on behalf of the trust.

The Shares are backed by copper held by the custodian on behalf of the trust at locations within or outside the United States that are agreed from time to time by the custodian and the trustee. As of the date of this prospectus, the custodian is authorized to hold copper owned by the trust at warehouses located in East Chicago (Indiana), Hull and Liverpool (England), Mobile (Alabama), New Orleans (Louisiana), Saint Louis (Missouri), Rotterdam (the Netherlands) and Antwerp (Belgium). Unless otherwise instructed by the trustee, no copper held by the custodian on behalf of the trust may be on Warrant.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts at prices expected to be less than the amount required for currently existing means of investing in physical copper. Shares are eligible for margin accounts.

Listed.

Although there can be no assurance that an actively traded market in the Shares will develop or be maintained, the Shares are listed and traded on [            ] under the symbol “[            ]”.

Relatively cost efficient.

In spite of the additional expenses referred to above which would not be incurred in the case of a direct investment in copper, an investment in the Shares may represent a cost-efficient alternative for investors not in a position to participate directly in the market for physical copper, because the expenses of an investment in physical copper will be dispersed among all holders of Shares. See “Business of the Trust—Trust Objective”.

Principal Offices

The sponsor’s office is located at 400 Howard Street, San Francisco, CA 94105; telephone number (415) 670-2000. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286, telephone number (212) 815-6250. The custodian’s registered office is located at [            ]; its telephone number is [            ].

THE OFFERING

Offering	The Shares represent units of fractional undivided beneficial interest in the net assets of the trust.

Use of proceeds	Proceeds received by the trust from the issuance of Baskets consist of copper deposits. Such copper is held by the custodian on behalf of the trust until (i) it is transferred to an authorized participant’s account at the trust’s custodian in exchange for Baskets surrendered for redemption or (ii) it is sold to pay the fees due to the custodian and the sponsor and other trust expenses or liabilities not assumed by the sponsor.

[ ] symbol	[ ]

CUSIP	46431Y107

Creation and redemption	The trust issues and redeems blocks of five or more Baskets on a continuous basis (a Basket equals 2,500 Shares). Baskets are only issued or redeemed in exchange for an amount of copper (transferred from the trust’s account to the redeeming authorized participant’s account at the custodian, in the case of redemptions) determined by the trustee on each day that [ ] is open for regular trading. No Shares are issued unless the custodian has received on behalf of the trust the corresponding amount of copper. On the day of creation of the trust, a Basket required delivery of 25 tonnes of copper. The amount of copper necessary for the creation of a Basket, or to be transferred to the redeeming authorized participant’s account upon redemption of a Basket, will decrease over the life of the trust, due to the periodic sales of copper to raise the funds needed for the payment of fees and other expenses or liabilities owed by the trust. Baskets may be created or redeemed only by authorized participants, who must pay to the trustee and the custodian certain transaction fees in connection with each order to create or redeem Baskets. See “Description of the Shares and the Trust Agreement” for more details.

Net Asset Value	The net asset value of the trust is obtained by subtracting the trust’s accrued expenses and liabilities as of any day from the value of the copper owned by the trust on that day; the net asset value per Share, or NAV, is obtained by dividing the net asset value of the trust on a given day by the number of Shares outstanding on that date. On each day on which [ ] is open for regular trading, the trustee determines the NAV as promptly as practicable after 4:00 p.m. (New York time). The trustee values the trust’s copper at that day’s announced LME Bid Price. If there is no LME Bid Price on that day, the trustee is authorized to use the most recently announced LME Bid Price unless the sponsor determines that such price is inappropriate as a basis for evaluation (in which case the sponsor must select, and disclose to the Shareholders, the alternative basis for evaluation used by the trustee). See “Business of the Trust—Valuation of Copper; Computation of Net Asset Value.”

Trust expenses	The trust’s main recurring expenses are expected to be the remuneration due to the sponsor (the “sponsor’s fee”) and the fees due to the custodian (the “custodian’s fee”). See “Prospectus Summary—Trust Structure, the Sponsor, the Trustee and the Custodian”, “Business of the Trust—Trust Expenses” and “Description of the Shares and the Trust Agreement—Trust Expenses and Copper Sales” for a description of all of the trust expenses.

The sponsor’s fee is accrued daily and paid monthly in arrears at an annualized rate equal to [ ]% of the adjusted net asset value of the trust. In exchange for the sponsor’s fee, the sponsor has agreed to assume the following administrative and marketing expenses of the trust: the trustee’s fee, [ ] listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. In addition, the sponsor has agreed to pay any fees due to J. Aron in connection with its agreement to purchase copper from the trust as needed to cover trust expenses and to buy from or sell to certain authorized participants fractional amounts of copper transferred in connection with the issuance or redemption of Shares. The sponsor also paid the costs of the trust’s organization and the initial sale of the Shares, the SEC registration fees, and the fees of the CPM Group (the independent commodities research firm responsible for the preparation of the portions of this prospectus expressly attributed to them, including the sections entitled “The Copper Industry” and “Operation of the Copper Market”); the trust is not required to reimburse these amounts to the sponsor.

The custodian’s fee accrues daily and is payable monthly in arrears. As of the date of this prospectus, the custodian’s fee is $[ ] per tonne per day, subject to adjustment as described under “The Custodian—The Custodian’s Fee.” Although the trust does not intend to hold any copper on Warrant, the custodian agreement provides that the warehousing fee due to the custodian in respect of any copper held on Warrant at a particular location will be the maximum LME-authorized per tonne per day fee for that location.

The trustee will, on each day that the LME Bid Price is announced, sell copper in such quantity as may be necessary to permit payment of the sponsor’s fee, the custodian’s fee and of other trust expenses and liabilities not assumed by the sponsor. The trustee is authorized to sell copper at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of cash. Accordingly, the amount of copper to be sold will vary from time to time depending on the level of the trust’s expenses and liabilities and the market price of copper. See “Business of the Trust—Trust Expenses” and “Description of the Shares and the Trust Agreement—Trust Expenses and Copper Sales.”

Tax Considerations	Owners of Shares will be treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the trust. They will also be viewed as if they directly received a corresponding share of any income of the trust, or as if they had incurred a corresponding share of the expenses of the trust. Consequently, each sale of copper by the trust will be a taxable event to Shareholders. See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Owners of Shares do not have the kind of voting rights traditionally associated with the ownership of shares, but 75% of the outstanding Shares of the trust will have the right to terminate the trust at any time, and 25% of the outstanding Shares will have the right to require the trustee to cure any material breach of the Trust Agreement. See “Risk Factors—Risks Related to the Shares—As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares” and “Description of the Shares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions	The trustee may suspend the delivery or registration of transfers of Shares, or may refuse a particular deposit or transfer at any time, if the trustee or the sponsor thinks it advisable for any reason. See “Description of the Shares and the Trust Agreement—Requirements for Trustee Actions.” Redemptions may be suspended only (i) during any period in which regular trading on [ ] is suspended or restricted, or the exchange is closed, (ii) during an emergency that makes it reasonably impracticable for the custodian to deliver Warrants, warehouse receipts and physical copper.

Limitation on Liability

The sponsor and the trustee:

•    are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•    are not liable for the exercise of discretion permitted under the Trust Agreement; and

•    have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

See “Description of the Shares and the Trust Agreement—Limitations on Obligations and Liability.”

Termination events

The trustee will terminate the Trust Agreement if:

•    the trustee is notified that the Shares are delisted from [            ] and are not approved for listing on another national securities exchange within five business days of their delisting;

•    holders of at least 75% of the outstanding Shares notify the trustee that they elect to terminate the trust;

•    60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•    the SEC determines that the trust is an investment company under the Investment Company Act and the trustee has actual knowledge of that determination;

•    the aggregate market capitalization of the trust, based on the closing price for the Shares, was less than $[    ] for five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•    the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination;

•    the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable; or

•    if the law governing the trust limits its maximum duration, upon the expiration of 21 years after the death of the last survivor of all the descendants of Elizabeth II, Queen of England, living on the date of the Trust Agreement.

After termination of the trust, the trustee will deliver trust property upon surrender and cancellation of Shares and, ninety days after termination, will sell any remaining trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrendered their Shares for cancellation. See “Description of the Shares and the Trust Agreement—Amendment and Termination.”

Authorized Participants	Baskets may be created or redeemed only by authorized participants. Each authorized participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the trustee (the authorized participant agreement) and be in a position to transfer copper to, and take delivery of copper from, the custodian through one or more copper accounts. The authorized participant agreement provides the procedures for the creation and redemption of Baskets and for the transfers of property that take place in connection with such transactions. A list of the current authorized participants can be obtained from the trustee or the sponsor.

Clearance and settlement	The Shares are issued in book-entry form only. Transactions in Shares clear through the facilities of DTC. Investors may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

SUMMARY FINANCIAL CONDITION

As of the close of business on [            ], 20[    ], the net asset value of the trust was $[            ] and the NAV was $[    ]. See the financial statements included in this prospectus.

RISK FACTORS

Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Risks Related to the Copper Markets

Because the Shares are created to reflect the price of the copper held by the trust, the market price of the Shares will be as unpredictable as the price of copper has historically been. This creates the potential for losses, regardless of whether you hold Shares for a short-, mid- or long-term.

Shares are created to reflect, at any given time, the value of the copper owned by the trust at that time less the trust’s expenses and liabilities. Because the value of Shares depends to a large extent on the price of copper, it is subject to fluctuations similar to those affecting copper prices. The price of copper has fluctuated widely over the past several years. According to Bloomberg, between May of 1986 (when the current copper futures contract started trading on the LME) and April 30, 2011, the 30-day volatility of the LME settlement price has ranged from 6.5% to 92.4%. If copper markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the Shares will change widely and in an unpredictable manner. This exposes your investment in Shares to potential losses if you need to sell your Shares at a time when the price of copper is lower than it was when you made your investment in Shares. Even if you are able to hold Shares for the mid- or long-term you may never realize a profit, because copper markets have historically experienced extended periods of flat or declining prices.

Following an investment in Shares, several factors may have the effect of causing a decline in the prices of copper and a corresponding decline in the price of Shares. Among them:

•

A change in economic conditions, such as a recession, can adversely affect the price of copper. In recent years, demand from China has been a significant factor in the overall market for copper and, therefore, copper price levels. Were such demand to decline due to a reduction in the rate of growth of the Chinese economy, or for other reasons, copper prices and, consequently, the price of the Shares could decline as well.

•

Copper is used in a wide range of industrial applications. Technological changes and the substitution of other materials in lieu of copper (for example, aluminium in copper transmission lines, PVCs in copper tubing, and optical fibers for copper cable in telecommunications lines) could have a negative impact on its demand and, consequently, its price and the price of the Shares.

•

A change in the attitude of speculators and investors towards copper. Should the speculative community take a negative view towards copper, a decline in world copper prices could occur, negatively impacting the price of the Shares.

•

A significant increase in copper price hedging activity by copper producers or industrial users. Should there be an increase in the level of hedge activity of copper mining companies or industrial users of copper, it could cause a decline in world copper prices, adversely affecting the price of the Shares.

Conversely, several factors may trigger a temporary increase in the price of copper prior to your investment in the Shares. If that is the case, you will be buying Shares at prices affected by the temporarily high prices of copper, and you may incur losses when the causes for the temporary increase disappear.

Nothing in this discussion should be understood as implying that changes in the price of the Shares will in all cases mirror the changes in the price of copper. As the remaining risk factors included in this section of the prospectus make clear, there is a large number of other factors that can have an adverse effect on the price of the Shares and that are not related to variations in copper prices. The occurrence of one or more of the events described in such risk factors may result in substantial losses in your investment in the Shares, even if you held them during a period of sustained increases in the price of copper.

An increase in the demand for copper, driven by the success of the trust or of similar investment vehicles, could result in increases in the price of copper that are otherwise unrelated to other factors affecting the global copper markets.

If all of the 12,120,000 Shares registered in this offering had been issued on the day the Initial Shares were issued to the Initial Purchaser at a per-Share consideration of 10 kilograms of copper, a total of 121,200 tonnes would have been deposited into the trust at that time. In fact, only [            ] Shares were issued to the Initial Purchaser at 10 kilograms per Share. The remaining [            ] Shares will be issued in the months ahead, each at a consideration per-Share that will always be less than 10 kilograms per Share, given the constant decrease in the amount of copper represented by each Share. See “Risks Related to the Shares—The amount of copper represented by the Shares will decrease over the life of the trust due to the sales necessary to pay trust expenses. Without increases in the price of copper sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares” below. However, because there is no limit to the number of Shares that the trust can issue, a very enthusiastic reception of the Shares by the market, or the proliferation of similar investment vehicles that issue shares backed by physical copper, would result in purchases of copper for deposit into the trust or such similar investment vehicles that could be large enough to result in an increase in the price of physical copper. If that were the case, the price of the Shares would be expected to reflect that increase. It is impossible to predict whether, or at what point, the demand for copper-backed investment instruments like the Shares would eventually stabilize and, if it does, whether the price of copper would remain stable or return to historical levels. An investor purchasing Shares at a time when they reflect a temporarily inflated price of copper will sustain losses upon the sale of such Shares after the effect of events causing such inflated prices has ceased and the price of copper has returned to a deflated level.

Any impact of trust participation on the price of copper may be influenced by not only the amount of copper in the trust but also the source of the copper. Shares may only be issued in exchange for copper which, at the time of delivery to the trust, meets all requirements and specifications to be placed on Warrant in compliance with the LME Rulebook. Authorized Participants wishing to acquire newly issued Shares will be able to acquire copper that meets the necessary requirements and specifications from LME-approved warehouses, the physical market or other sources. The Sponsor would expect Authorized Participants to make their decisions regarding the source of the copper to be delivered to the trust in exchange for newly issued Shares to be based on factors such as the location of the warehouse where the copper will be delivered, the cost of transportation to such warehouse and similar considerations.

According to the CPM Group (the independent commodities research firm responsible for the preparation of the portions of this prospectus expressly attributed to them, including this paragraph and the sections entitled “The Copper Industry” and “Operation of the Copper Market”), the quantity of copper available in the physical market that meets LME specifications for “good delivery” cannot be calculated because detailed reporting on copper specifications is not typical for the industry. The CPM Group estimates that refined copper production totaled 19,075,000 tonnes in 2010, more than 33 times greater than the 568,057 tonnes of combined copper inventories held in warehouses registered with the LME, the Shanghai Futures Exchange and the Comex division of the CME Group. According to public estimates from the International Copper Study Group (ICSG) based on exchange figures and data collected from their constituent members, at the end of 2010 world stocks of refined copper totaled 1,289,000 tonnes. There are no public comprehensive statistics on physical copper stocks held by all commercial and non-commercial market participants and the ICSG figures do not include unreported copper inventories held by the State Reserve Bureau in China and by other market participants in China. CPM Group estimates that there are at least an additional 1.5 million tonnes of refined copper in global inventories based on reported Chinese copper usage and trade flow data statistics for China. As such, at the end of 2010 the amount of copper held in exchange-approved warehouses could account for roughly one-fifth of total global refined copper inventories, according to estimates from the ICSG and CPM Group.

Risks Related to the Trust

Neither the sponsor nor the trustee has experience with a trust the only assets of which are copper.

None of the sponsor, the trustee or their respective management have experience with an investment vehicle such as the trust that only invests in copper. While there have been other similar exchange traded investment vehicles that invest in precious metals and with which the sponsor and the trustee have been involved, none of them invested in copper. If this lack of experience with a copper-based investment vehicle like the trust results in losses or operational difficulties, the value of the Shares may be adversely affected and you may sustain a loss in your investment.

The trust is a passive investment vehicle. This means that the value of your Shares may be adversely affected by trust losses that, if the trust had been actively managed, might have been avoided.

The trustee does not actively manage the copper held by the trust. This means that the trustee does not sell copper at times when its price is high, or acquire copper at low prices in the expectation of future price increases. It also means that the trustee does not make use of any of the hedging techniques available to professional copper investors to attempt to reduce the risks of losses resulting from price decreases or high price volatility. Any losses sustained by the trust will adversely affect the value of your Shares.

The performance of your Shares will be adversely affected by an increase in the expenses of the trust.

The trust will be responsible for the payment of the sponsor’s fee and all other expenses not assumed by the sponsor. While most of the anticipated ordinary expenses of the trust have been assumed by the sponsor, warehousing fees are the responsibility of the trust. The amount of the warehousing fee as of the date of this prospectus is set forth under “Prospectus Summary—Trust Structure, the Sponsor, the Trustee and the Custodian”. This fee is subject to annual adjustments to reflect changes in the maximum fee from time to time authorized by the LME and is, therefore, subject to increases beyond the trustee’s or the sponsor’s control. In addition, the obligation of the custodian to accept delivery of copper on behalf of the trust is not unlimited. If the custodian agreement terminates and the trust needs to negotiate a new agreement with a different custodian, or if the trust is required to obtain the services of additional warehousing companies to store copper in excess of the amount that the custodian is required to warehouse, the amount of the fees to be paid by the trust in connection with such new arrangements is impossible to predict. It will depend on the market conditions prevailing at the time, the relative strength of the trust’s bargaining position and other factors outside of the trust’s or the sponsor’s control. In any event, an increase in warehousing fees will require additional sales of copper to cover such fees and will result in a corresponding decrease in the return, if any, on your investment in the Shares.

Copper warehousing fees are usually structured in terms of a fixed dollar amount per tonne per day, irrespective of the market value of the copper. Accordingly, in times of depressed copper prices, the trust will need to sell higher amounts of copper to cover periodic storage fees. This will result in a more accelerated decrease in the amount of copper represented by each Share and a corresponding decrease in the value of the Share. For a comparison of the warehousing costs of copper and certain precious metals, please see “Operation of the Copper Market—Warehousing Costs”.

A determination by the taxing authorities in one or more of the several relevant jurisdictions that the warehousing of copper is, or that transfers of copper to or from the trust in connection with issuances and redemptions of Baskets are, subject to sales or other taxes could have an adverse effect on the trust and the value of your Shares.

Transfers of copper to or from the trust in connection with the issuance or redemption of Baskets take place in different jurisdictions, each with its own tax laws and regulations. The Trust Agreement provides that an authorized participant acquiring or redeeming Baskets in exchange for copper is responsible for the payment of all federal, state, local and other taxes and governmental charges and fees payable in connection with the transaction (including any applicable sales, use, value added or similar taxes). Accordingly, under normal circumstances, the trust would not expect to be responsible for any such amounts. It is possible, however, that a final determination by the relevant authorities as to the application of a tax, fee or governmental charge (including any applicable sales, use, value added or similar taxes) may not occur until sometime after the transaction with the relevant authorized participant has been concluded. If as a result of such final determination a taxing or other authority were to seek a payment from the trust in respect of amounts that should have been paid by an authorized participant at the time of a past transaction with the trust, and the authorized participant is unwilling or unable to honor its payment obligation under the Trust Agreement, the trust may be left with a liability for which it may not be able to seek recovery from any person. Alternatively, a taxing authority may determine that the warehousing of the trust’s copper in the jurisdiction is subject to tax. In any of such circumstances, the value of the assets of the trust will decrease to reflect any sales of copper needed to pay the past due taxes or other amounts and any applicable penalties, and the value of the Shares will be adversely affected.

The liquidation of the trust may occur at a time when the disposition of the trust’s copper will result in losses to investors in Shares.

Although the trust does not have a fixed duration, if certain events occur, at any time, the trustee will have to terminate the trust. See “Description of the Shares and the Trust Agreement—Amendment and Termination” for more information about the termination of the trust, including when events outside the control of the sponsor, the trustee or the Shareholders may prompt the trust’s termination.

Upon termination of the trust, the trustee will sell copper in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the trust. The remaining copper will be distributed among investors surrendering Shares. Any copper remaining in the possession of the trustee after 90 days will be sold by the trustee and the proceeds of the sale will be held by the trustee until claimed by any remaining holders of Shares. Sales of copper in connection with the liquidation of the trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in Shares.

The trust’s copper will not be subject to regulation by the LME; accordingly, holders of Shares will not have the benefit that regulation by the LME may have provided.

Only copper held on Warrant is subject to regulation by the LME. While the trust has attempted to incorporate in its agreement with the custodian some of the benefits that may follow from LME regulation, the relationship between the trust and the custodian is governed exclusively by the terms of the agreement between them, and not by the provisions of the LME’s regulatory regime. Some of the current provisions of the LME’s regulatory regime that are not part of the trust’s agreement with the custodian include the LME-imposed minimum capitalization requirements, the LME’s convention that warehousing fees are paid on round tonnage and not on actual weight, the requirement that rent be paid annually on March 31, or at the time of cancellation of a Warrant (whichever is earlier), and certain provisions regarding access to public transportation. It is possible that the absence of these or similar provisions from the trust’s agreement with the custodian may result in losses that, had the trust’s copper been subject to LME regulation, could have been avoided or limited.

Investors with large holdings may choose to terminate the trust.

Holders of 75% of the Shares have the power to terminate the trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in copper through the vehicle of the trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the trust.

The value of the Shares will be adversely affected if copper owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss.

Copper owned by the trust will not be insured against any kind of risks. Any insurance maintained by the custodian is for its own benefit, and neither the trustee nor any Shareholder will have any claim under any insurance maintained by the custodian. In addition, the custodian is not required to physically segregate the trust’s copper, so as to prevent it from being commingled with other customers’ copper, and is responsible to the trust for loss or damage to the trust’s copper only under limited circumstances. Even when it is responsible to the trust, the custodian has no obligation to replace any copper lost. The custodian’s liability to the trust, if any, will be limited to the value of any copper lost at the time of the custodian’s acts or omissions giving rise to the claim for indemnification. Accordingly, even if the custodian were liable to the trust and indemnified the trust for any losses attributable to it, there is no assurance that such indemnification would suffice to place the trust and its Shareholders in the same situation as they would have been in the absence of the circumstances giving rise to such losses.

Any loss of copper owned by the trust will result in a corresponding reduction in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the Shares are traded on [            ].

Copper transferred to the trust in connection with the creation of Baskets may not be of the quality required under the Trust Agreement. The trust will sustain a loss if the trustee issues Shares in exchange for copper of inferior quality, and that loss will adversely affect the value of all existing Shares.

The procedures agreed to with the custodian contemplate that the custodian must undertake certain tasks in connection with the inspection of copper delivered by authorized participants in exchange for Baskets. The custodian’s inspection includes procedures that the sponsor believes are consistent with industry practice, but does not include any chemical or other tests designed to verify that the copper received does, in fact, meet the requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of copper that fails to meet these standards. Each person that deposits copper in the trust is liable to the trust if that copper does not meet the requirements of the Trust Agreement. The custodian will not be responsible or liable to the trust or to any investor in the event any copper otherwise properly inspected by it does not meet the requirements contained in the Trust Agreement. To the extent that Baskets are issued in exchange for copper of inferior quality and the trust is not able to recover damages from the person that deposited that copper, the total value of the assets of the trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the Shares trade on [            ] will also be adversely affected.

The value of the Shares will be adversely affected if the trust is required to indemnify the sponsor, the trustee and certain related parties or the custodian as contemplated in the Trust Agreement and the custodian agreement.

Under the Trust Agreement, the sponsor and certain parties related to the sponsor (such as its shareholders, officers or directors) have a right to be indemnified from the trust for any liability or expense incurred in connection with the discharge of their obligation under the Trust Agreement and without negligence, bad faith, willful misconduct or reckless disregard on their part. The Trust Agreement also provides that the trustee and certain parties related to the trustee (such as directors, employees and agents) have the right to be indemnified by the sponsor for certain losses or liabilities incurred in connection with the performance of their obligations thereunder without negligence, bad faith, willful misconduct or willful malfeasance, and that any amounts for which the sponsor fails to indemnify the trustee and such related parties will be claims against the trust assets that will have priority over the rights of the sponsor, the Shareholders and any other person. Similarly, the custodian agreement provides for the indemnification of the custodian by the trust under certain circumstances. This means that it may be necessary to sell assets of the trust in order to cover losses or liability suffered by the persons entitled to indemnification pursuant to the foregoing provisions. Any sale of that kind would reduce the net asset value of the trust and the value of the Shares.

The sponsor, the trustee and their respective affiliates may engage in activities that present conflicts with the interests of the trust and holders of the Shares.

Each of the sponsor and the trustee may, from time to time, have conflicting demands in respect of its respective obligations to the trust. For example, if the trust is not as successful as the sponsor expects, or its operations result in losses to the sponsor, the sponsor may find it in its interest to terminate the trust, in compliance with the Trust Agreement, at a time when such termination may not necessarily be in the interest of the trust or its Shareholders. The sponsor and the trustee may agree to increases in their respective fees or other amendments to the Trust Agreement that are not consistent with the interests of the Shareholders (for example, because they increase the rights of the sponsor or dilute the duties of the trustee). According to the Trust Agreement, any such amendment will become effective, and be binding on all Shareholders who continue to own Shares, 30 days after public notice of the amendment has been given.

Similarly, the sponsor and the trustee may be involved in the creation or operation of other investment vehicles that compete with the trust and that, if more successful than the trust, could lead to the decision to dissolve and liquidate the trust at a time not consistent with the interests of existing Shareholders.

In addition, the sponsor, the trustee or any of their respective affiliates may engage in trading activities relating to copper that are not for the account of, or on behalf of, the trust or the Shareholders. They can also trade in the Shares in a way that is contrary to the interests of owners of Shares (for example, by taking short positions in the Shares or entering into derivative transactions the return on which is inversely related to the performance of the Shares). All of these, and similar, activities may present a conflict between the Shareholders’ interest in the Shares and the interest of the sponsor or the trustee and its affiliates in their proprietary accounts and could be adverse to the interests of the Shareholders.

Risks Related to The London Metal Exchange

Although the trust is not affiliated with, or endorsed or in any way supported by, The London Metal Exchange, it relies on prices and standards disseminated by the LME that are widely accepted in the copper world markets and, in connection with the delivery of Warrants by the custodian following a redemption of Baskets, on the availability of certain systems and arrangements developed and put in place by the LME. As a result, several actions or omissions of the LME, over which none of the trust, the sponsor or the trustee will have any control, may have an adverse effect on the value of the Shares and may result in losses on your investment in Shares. For example:

A failure of the systems or procedures developed by the LME for the transfer of Warrants may delay or impede timely redemptions of Baskets and prevent the trading price of the Shares from converging with the price of copper.

As explained elsewhere in this prospectus, following a redemption of Shares the custodian will generally issue Warrants to the redeeming authorized participant. Pursuant to the LME Rulebook, Warrants are transferred via an electronic system called the LMEsword System, operated by the LME. None of the trust, the trustee, the custodian or any of their affiliates has any control over the operation or availability of the LMEsword System. Should the LMEsword System become unavailable at the time a redemption occurs, the custodian will not be able to deliver the corresponding Warrants. In that situation, while it may be possible for the custodian to arrange for the delivery of a warehouse receipt or for the physical delivery of copper, there is no assurance that such delivery could take place at the time anticipated by the redeeming authorized participant, and a delay may result.

To the extent that the delays described in the paragraph above occur at a time when the trading price of the Shares has deviated from the price of copper, they may result in authorized participants not being able or willing to take advantage of the arbitrage opportunities that would otherwise operate to close the disparity and cause both prices to converge. If that is the case, the price of your Shares may fall or fluctuate erratically and you may sustain a loss in your investment. See “Risk Factors—Risks Related to the Shares—If the process of creation and redemption of Baskets encounters any unanticipated difficulties or is materially restricted due to any illiquidity in the market for physical copper, or for other reasons, the possibility for arbitrage transactions by authorized participants, intended to keep the price of the Shares closely linked to the price of copper, may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.”

The copper held by the trust may cease to be eligible under applicable standards of The London Metal Exchange and such a change may adversely affect the value of your investment in the Shares.

According to the Trust Agreement, only copper that meets the requirements to be delivered in settlement of copper futures contracts traded on the LME, and would be eligible to be placed on Warrant at the time of delivery to the Trust, may be delivered to the trust in exchange for Baskets. This requirement seeks to ensure that the trust owns copper of such quality and specifications as are widely acceptable in the market. There is no assurance, however, that the LME will not change its specifications, or that copper held by the custodian will not cease to meet the specifications required to be delivered in settlement of copper futures contracts traded on the LME or to be placed on Warrant. As a result, copper owned by the trust may become less marketable and lose value. If that were the case, the value of your investment in the Shares would be adversely affected.

Errors or omissions in information disseminated by The London Metal Exchange may have an adverse effect on the value of your Shares.

The trust values its assets using the Official Price (cash, buyer) announced by the LME on the date on which the valuation takes place. Should the LME fail to announce an Official Price (cash, buyer) on a date when such announcement is expected, the trustee is authorized to use the most recently announced LME Official Price (cash, buyer) unless the sponsor determines that such a price is inappropriate as a basis for evaluation. Similarly, the LME may announce on a date as Official Price (cash, buyer) an erroneous price. It is not possible to anticipate the effect, if any, that such a change in the price used in the valuation of the trust’s assets, or the announcement of an erroneous price (even if subsequently corrected by the LME) may have on the price of the Shares, but it is conceivable that such impact could be negative and material. If that is the case and you were to sell your Shares at a time while such negative impact is still affecting their market price, you may sustain a loss on your investment in the Shares.

Risks Related to the Shares

The amount of copper represented by the Shares will decrease over the life of the trust due to the sales necessary to pay trust expenses. Without increases in the price of copper sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.

Because the trust does not have any income, it needs to sell copper to cover the sponsor’s fee, the custodian’s fee and other expenses not assumed by the sponsor. Although the sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the trust, not all trust expenses have been assumed by the sponsor. For example, warehousing fees and any taxes and other governmental charges that may be imposed on the trust’s property will not be paid by the sponsor. Legal fees and expenses in excess of $100,000.00 per annum will also be the responsibility of the trust.

The trust may also be subject to other liabilities (for example, as a result of litigation) which have not been assumed by the sponsor. The only source of funds to cover those liabilities will be sales of copper held by the trust. Even if there were no expenses other than the sponsor’s and the custodian’s fees, and there were no other liabilities of the trust, the trustee would still need to sell copper to pay the custodian’s fee and the sponsor’s fee. The result of these sales is a decrease in the amount of copper represented by each Share. New deposits of copper, received in exchange for new Shares issued by the trust, do not reverse this trend.

A decrease in the amount of copper represented by each Share results in a decrease in its price even if the price of copper has not changed. To retain the Share’s original price, the price of copper has to increase. Without that increase, the lower amount of copper represented by each Share will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lower amount of copper represented by each Share, you will sustain losses on your investment in Shares. As the hypothetical scenario described in the table on page 35 of this prospectus illustrates, under the assumptions specified in the table and its footnotes, after giving effect to the sales of all copper needed to pay the sponsor’s and custodian’s fees, the price of copper would have to increase $161.60 per tonne per year for one Share to retain at the end of a year the value that it had at the beginning of the same year.

The price received upon the sale of Shares may be less that the value of the copper represented by them.

The result obtained by subtracting the trust’s accrued expenses and liabilities as of any day from the price of the copper owned by the trust on that day is the net asset value of the trust which, when divided by the number of Shares outstanding on that date, results in the net asset value per Share, or NAV.

Shares may trade at, above or below their NAV. The NAV of Shares will fluctuate with changes in the market value of the trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the major copper markets and [            ]. While the Shares will trade on [            ] until [     :     ] p.m. New York time, liquidity in the market for copper will be reduced after the close of the major world copper markets, including the LME and the COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on Shares, may widen.

There may be situations where an authorized participant is unable to redeem a Basket. To the extent the value of copper decreases, these delays may result in a decrease in the value of the copper the authorized participant will receive when the redemption occurs, as well as a reduction in liquidity for all shareholders in the secondary market.

Although Shares may be surrendered for redemption by authorized participants in blocks of five or more Baskets, redemptions may be suspended during any period while regular trading on [            ] is

suspended or restricted, or the exchange is closed, or if an emergency exists that makes it reasonably impracticable for the custodian to deliver Warrants, warehouse receipts and physical copper. If any of these events occurs at a time when an authorized participant intends to redeem Shares, and the price of copper decreases before such authorized participant is able again to surrender for redemption Baskets, such authorized participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the copper received from the trust upon the redemption of its Shares, had the redemption taken place when such authorized participant originally intended it to occur. As a consequence, authorized participants may reduce their trading in Shares during times when redemptions are suspended, decreasing the number of potential buyers of Shares in the secondary market and, therefore, the price a Shareholder may receive upon sale.

The liquidity of the Shares may also be affected by the withdrawal from participation of authorized participants.

Authorized participants may withdraw from participation at any time. In the event that one or more authorized participants which have substantial interests in Shares withdraw from participation, the liquidity of the Shares will likely decrease which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although Shares are listed for trading on [            ], you should not assume that an active trading market for the Shares will develop or be maintained. If you need to sell your Shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your Shares (assuming you are able to sell them).

If the process of creation and redemption of Baskets encounters any unanticipated difficulties or is materially restricted due to any illiquidity in the market for physical copper, or for other reasons, the possibility for arbitrage transactions by authorized participants, intended to keep the price of the Shares closely linked to the price of copper, may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.

The ability of authorized participants to create and redeem Baskets in a predictable and timely manner is intended to ensure that they will stand ready to take advantage of any arbitrage opportunities arising from temporary discrepancies between the trading price of the Shares and the price of the copper represented by the Shares. At times when the Shares are trading at a premium (that is, they can be sold at a price higher than the price of the underlying amount of copper held by the trust, as measured by the NAV), authorized participants will have an incentive to purchase and deposit copper into the trust in exchange for new Baskets that can then be sold at a profit. Such purchases of copper and sales of Shares should cause their respective prices to converge. Conversely, when the Shares are trading at a discount (that is, they can be purchased at a price lower than the price of the underlying amount of copper held by the trust, as measured by the NAV), authorized participants will have an incentive to purchase Shares and redeem them in exchange for the corresponding amounts of copper that can then be sold at a profit. Such purchases of Shares and sales of copper should cause their respective prices to converge. In either case, the activities of the authorized participants should cause the trading price of the Shares to reflect the price of the copper they represent.

If the processes of creation and redemption of Shares encounter any unanticipated difficulties, authorized participants and their customers, who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunities described above, may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. Such difficulties may arise, for example, due to shortages in the availability of physical copper to be delivered in connection with a creation of new Baskets, if such copper is only available at locations from which it would not be cost-efficient for the authorized participant to transfer it to the trust’s account at the custodian, or if limitations in the custodian’s ability to promptly take or make delivery of copper were to dissuade authorized participants or their customers from attempting to capitalize on otherwise available arbitrage opportunities. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of copper and may fall.

An investor buying or selling Shares may be affected by concurrent activities of authorized participants (both in the copper markets and in the market for the Shares) as a result of which the prices of copper and the Shares may move in opposite direction to the investor’s interests.

An investor that purchases Shares at a time when they are trading at a premium (that is, their trading price is higher than the price of the underlying amount of copper held by the trust, as measured by the NAV) is subject to the risk that authorized participants are contemporaneously selling Shares to take advantage of the existing arbitrage opportunity as described above. If that is the case, and the authorized participants’ activities result in a reduction of the price of the Shares, the value of the investor’s Shares will be adversely affected and any sale at the new price will result in a loss on the investment.

Conversely, an investor that sells Shares at a time when they are trading at a discount (that is, their price is less than the price of the underlying amount of copper held by the trust, as measured by the NAV), will lose the opportunity to benefit from an increase in the price of the Shares resulting from authorized participants’ purchases for the purposes of redeeming the Shares and taking advantage of the comparatively higher price of the copper received in exchange.

As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares.

Shares are not entitled to the same rights as shares issued by a corporation. By acquiring Shares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your Shares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under “Description of the Shares and the Trust Agreement”.

As an owner of Shares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act, or the protections afforded by the Commodity Exchange Act.

The trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of Shares do not have the regulatory protections provided to investors in investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads do not apply to the trust.

The trust does not hold or trade in commodity interests regulated by the Commodity Exchange Act (CEA), as administered by the Commodity Futures Trading Commission (CFTC). Furthermore, the trust is not a commodity pool for purposes of the CEA, and neither the sponsor nor the trustee is subject to regulation by the CFTC as a commodity pool operator, or a commodity trading advisor. Consequently, the owner of Shares does not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools, and does not receive the disclosure document and certified annual report required to be delivered by a commodity pool operator.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in market conditions (for copper and the Shares), the trust’s operations, the sponsor’s plans and references to the trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether actual results and developments will conform to the sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the trust’s operations or the value of the Shares. Moreover, neither the sponsor, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the trust nor the sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the sponsor’s expectations or predictions.

USE OF PROCEEDS

Proceeds received by the trust from the issuance and sale of Baskets consist of copper deposits. Such copper is held by the custodian on behalf of the trust until (i) it is transferred from the trust’s account to the account of an authorized participant in exchange for Baskets surrendered for redemption, or (ii) it is sold to pay fees due to the custodian and the sponsor and trust expenses and liabilities not assumed by the sponsor. See “Business of the Trust—Trust Expenses”.

THE COPPER INDUSTRY

The information in this and the next sections was prepared by CPM Group, an independent commodities research firm retained by the sponsor.

Copper Market Overview

Copper is a major base metal. It has been one of the largest commodities markets for centuries and, according to the U.S. Geological Survey, a scientific agency of the United States government, the copper market is the third largest metals market in terms of physical volume. Much of the copper traded in the world is traded across organized exchanges, with the major exchanges located in London, Shanghai, and New York. There also is an active dealer market that trades physical and forward copper off of the exchanges, as well as non-exchange traded options. The price of copper generally reflects copper supply and demand, underlying production costs, cumulative levels of copper inventories, and investor sentiment toward copper market prospects and broader economic trends, as well as actual economic conditions such as industrial production, real manufacturing output, inflation, and exchange rates.

Copper mine supplies are concentrated on a regional basis, while demand is more geographically dispersed, as is typical in extractive industries. The copper supply chain—from raw copper concentrated ore from mines to upgraded copper products—is highly dependent on global trade. According to CPM Group, a commodities market research firm, the majority of copper mine production is in the Americas, accounting for roughly 56% of global output in 2010, while roughly 45% and 38% of refined and semi-manufactured production is performed in Asia, respectively. Final end use varies regionally. Copper is ductile, corrosion resistant, malleable and an excellent conductor of heat and electricity. In fact, copper is considered the best non-precious metal conductor of electricity, encountering much less resistance compared to other commonly used metals. As such, copper is widely employed in cable, wire, and electrical products for both the electrical and building industries. Globally, International Copper Study Group estimates that in 2008, prior to the decline in construction activity during the recession, the building construction and infrastructure sectors were the largest consumers of refined copper, demanding roughly 40% of world supplies, and that the electrical and electronic sector comprised approximately 20% of total usage, while the industrial machinery and equipment (19%), transportation equipment (13%), and consumer and general products (8%) sectors accounted for the remainder of demand. Geographically, according to CPM Group research, China is the largest consumer (39%) of refined copper, followed by the European Union and United States, which consumed roughly 18% and 9% of global refined copper supplies in 2010, respectively. It should be noted that the products made in these manufacturing locations using copper then are exported, sold, and used worldwide, so that while manufacturing demand for copper is distributed along these lines, the demand for copper is distributed more broadly by end-user demand in many countries around the world.

Copper Market Participants

The copper market includes a diversified group of market participants. Both the physical and financial copper markets consist of primary and secondary producers, fabricators, manufacturers and end-use consumers, physical traders and merchants, the banking sector, and the investment community.

Primary and Secondary Producers

Primary and secondary producers are generally the market participants that bring new and recovered (i.e., copper recycled from scrap) physical copper supplies to the market. This sector is primarily comprised of mining companies, metal processors, such as refiners and smelters, and scrap recyclers. Primary producers refers to mining companies that produce copper from ore, while secondary producers include smelters and refiners that recover copper from end-of-life products ranging from electronic equipment to old wires, cars, trains, and other products containing copper. The copper production industry includes many companies that integrate copper sourced from both primary mines and secondary recovery from scrap.

Fabricators, Manufacturers and End-use Consumers

Consumption of extracted resources typically occurs in two phases. Refined copper supplies in various grades and forms are initially demanded by fabricators that convert unwrought metals to salable products such as wire, tubing, and plates. These semi-manufactured products are available for consumption by other fabricators and/or manufacturers to further upgrade the copper product until the material is ultimately converted into a final saleable product.

Physical Traders, Merchants and Banks

Physical traders and merchants generally facilitate the domestic and international trade of copper supplies along the value chain and support the distribution of supplies to consumers.

Banking institutions may provide market participants an assortment of services to assist copper market transactions. On the producer level, the banking sector may facilitate project financing, offtake agreements (agreements to purchase/sell all or a portion of a producers output), over-the-counter transactions, hedging services, and price risk management. In addition to these and other services, consumers may seek guidance from the banking sector on commodity supply management.

Starting in the late 1970s, changes in bank regulation in many industrialized nations allowed banks to assume many of the functions traditionally fulfilled by traders and commodities merchants. Non-banking merchants continue to operate side by side with banks that have either acquired or developed internal copper trading capacity.

The Investment Community

The investment community is composed of non-commercial market participants engaged in the investment in copper or speculation about copper prices. This may range from large-scale institutional investors to hedge funds to small-scale retail investors. In addition, the investment community includes sovereign wealth funds as well as other governmental bodies that stockpile metal for strategic purposes.

Global Copper Supply and Demand

Primary copper supplies are typically sourced from two basic methods of copper mining: open-pit and underground mining. Open-pit mining refers to a method of extracting rock or minerals from the earth by their removal from an open pit or borrow pit. Underground mining is a mineral extraction technique consisting of subsurface excavation with minimal disturbance of the ground surface. Mined ore is then upgraded to a refined product through conventional smelting and refining practices or the solvent extraction/electro winning process. According to the CRB Commodity Yearbook (2010), historically (based on approximately 60 years of data), the tonnage of mined copper is less than total demand for refined copper. However, this should not imply that there is a shortage of copper ore. According to the United States Geological Survey, in 2010 there were roughly 550 million tonnes of global copper reserves or roughly 28 years of supply at 2010 consumption levels. Reserves are defined as metal that is economical to extract at the time of determination. If long-term copper prices increase, producers may recalculate reserves to include copper that is economically extractable at the higher price. Secondary supplies from new scrap (metal waste generated in the fabrication of semi-manufactured goods or the finished product manufacturing processes) and old scrap (obsolete or end-of-life products) recovery and/or primary metal stored in inventories helps to fill the on-going gap between copper mine supply and refined copper demand. Copper scrap that undergoes a refining process is called secondary output. This supply has accounted for approximately 16% of total refined copper supplies over the past five years, according to CPM Group. The direct use of scrap is not included in total refined copper supply. The recovery of copper from scrap is more profitable at higher copper prices, as such the volume of scrap available is related to the price of copper. Surplus copper inventories are generally held by commercial market participants throughout the downstream and upstream processes as well as the non-commercial investment community. Both commercial and non-commercial market participants may build copper stocks during surplus supply years. For example, in 2001 and 2002 when the market was in a surplus, the excess copper could have been stockpiled in producer warehouses, consumer stocks, and/or in investor warehouse stocks.

Inventories

In the past, physical copper inventories held by producers, consumers, and merchants have typically been stable, while inventory levels at exchange warehouses tended to reflect market conditions. These trends remain prevalent in most developed economies. Concerns over natural resource scarcity and potential disruptions in trade flows have resulted in governments around the world holding strategic stockpiles of a range of commodities, including copper. Since these may be long-term holdings, typically intended to help cushion the effects of an unplanned shock in supply and/or demand on the overall economy, changes in these stock levels are not considered to be changes in demand. As such consumption figures in the Global Supply and Demand table below are adjusted for estimated net changes in government stockpile holdings to correct for these variances. Adjustments for government stockpile changes have been made by CPM Group based upon industry reports and market discussion.

Currently in the copper market there are four major exchanges with deliverable futures contracts: the London Metals Exchange (LME), the Shanghai Futures Exchange (SHFE), the Comex division of the CME Group, and the Multi Commodity Exchange of India (MCX). Of these exchanges, the LME, the SHFE and the Comex release regular, daily or weekly, publicly available reports on the weight of copper held in the area of the warehouse registered with respective exchange. The warehouses are not owned or operated by the exchanges, but are registered with the exchanges as being suitable to hold exchange-registered metal. Metal stored in the area of the warehouse approved by the exchange that is not registered with an exchange is not reported in exchange inventory data. Industry groups and trade associations publish proprietary estimates of copper inventories held by producers, consumers, and merchants using data collected from their constituent members with a one or more month lag. Currently, there are no comprehensive statistics or data on physical copper stockpiles held by all commercial and non-commercial market participants.

	Total World Copper Supply and Demand
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
	Thousand Tonnes
Mine Production
Chile	4,590	4,697	4,585	4,942	5,380	5,240	5,293	5,534	5,288	5,439	5,412
Peru	552	716	845	849	1,029	995	1,035	1,185	1,258	1,286	1,246
China	1,440	582	569	609	738	750	862	924	1,067	970	1,154
U.S.A.	1,003	1,328	1,141	1,124	1,153	1,123	1,182	1,163	1,300	1,215	1,126
Indonesia	591	1,038	1,164	1,011	837	1,048	806	786	645	1,007	853
Other	5,035	5,273	5,274	5,222	5,457	5,766	5,811	5,891	5,988	6,032	6,307

Total Mine Production	13,211	13,634	13,577	13,757	14,594	14,922	14,990	15,483	15,546	15,950	16,097

Total percent change	2.7%	3.2%	-0.4%	1.3%	6.1%	2.2%	0.5%	3.3%	0.4%	2.6%	0.9%
Refined Metal Production
Primary Refined Production	12,635	13,746	13,436	13,487	13,848	14,411	14,678	15,191	15,403	15,439	15,719
Secondary Refined Production	2,123	1,892	1,918	1,785	2,069	2,161	2,613	2,743	2,823	2,839	3,356

Total Refined Metal Production	14,758	15,638	15,354	15,272	15,917	16,572	17,291	17,934	18,226	18,278	19,075

Total percent change	3.4%	6.0%	-1.8%	-0.5%	4.2%	4.1%	4.3%	3.7%	1.6%	0.3%	4.4%
Consumption
China	1,921	2,348	2,772	3,123	3,263	3,755	3,920	4,678	5,216	6,686	7,488
European Union	4,325	4,162	3,983	3,934	4,111	3,856	4,256	4,060	3,827	3,073	3,479
U.S.A.	3,014	2,665	2,395	2,350	2,435	2,256	2,099	2,130	2,007	1,636	1,785
Japan	1,344	1,165	1,179	1,234	1,292	1,228	1,284	1,256	1,177	868	1,070
South Korea	859	864	948	924	949	868	829	858	812	925	858
Other	3,670	3,742	3,954	4,109	4,659	4,906	4,969	5,058	5,099	4,502	4,634

Consumption of Refined Copper[1,2]	15,132	14,946	15,231	15,674	16,710	16,870	17,358	18,040	18,139	17,690	19,314

Total percent change	7.2%	-1.2%	1.9%	2.9%	6.6%	1.0%	2.9%	3.9%	0.5%	-2.5%	9.2%
Refined Copper Balance[2]	-374	692	123	-402	-793	-298	-67	-106	87	588	-239
Exchange Metal Stocks[3]	524	1,138	1,293	806	124	156	253	238	390	688	568
No. weeks of consumption	1.8	4.0	4.4	2.7	0.4	0.5	0.8	0.7	1.1	2.0	1.5

Annual Average LME Cash Price (US$/mt)	$1,813	$1,578	$1,557	$1,777	$2,876	$3,715	$6,730	$7,126	$6,952	$5,164	$7,539

% Change Year Ago	15.6%	-13.0%	-1.3%	14.1%	61.8%	29.2%	81.2%	5.9%	-2.4%	-25.7%	46.0%

Notes:

1	Includes consumption of refined copper scrap, not the direct consumption of copper scrap.
2	Adjusted for estimated destocking and restocking in government strategic stockpiles. May not include all changes to government stockpiles.

3	Exchange metal stocks are reported at year-end. Exchanges include the London Metal Exchange, the Comex, and the Shanghai Futures Exchange. The Multi Commodity Exchange of India does not hold stocks of copper in its warehouses.

Source: CPM Group May 2011

The Price of Copper

Copper prices have historically been viewed by some economists as a key indicator of global industrial activity, given copper’s prominence in major economic sectors such as construction, transportation, and electrical and electronic products. While copper prices are expected to reflect the fundamentals directly related to its market, prices may also reflect current and expected economic conditions less closely related to the copper market such as exchange rates, inflation, and global economic cycles. The price of copper is volatile and fluctuations are expected to have an impact on the value of the Shares. Historical trends in copper prices are not reliable indicators of future movements.

Copper has been traded on the LME since its inception in 1877. New contracts have been added over the last century as the Exchange has responded to changes in supply and demand. The current specifications for grade A copper were introduced in April 1986.

Under rules in effect as of the date of this prospectus, the LME Quotations Committee determines the official cash seller and settlement price to be the last offer in the second ring of the morning session on the London Metal Exchange (LME), if such prices were available. Otherwise, the LME Quotations Committee has the discretion to decide these prices. The cash price references the warehouse business day, which reflects copper that will be available for delivery two business days forward from the trading day. For copper, the second ring is conducted between 12:30 pm — 12:35 pm London Time and prices for all copper contracts become official at 1:20 pm London Time.

Nominal monthly average LME official settlement copper prices from January 1960 to April 2011 are illustrated in The Historical Price of LME Copper chart below. For the purposes of this discussion, “copper prices” refers to the official cash seller and settlement price for copper on the LME (USD per tonne).

Source: World Bank Data Base: Global Economic Monitor Commodities, London Metal Exchange.

For 45 years beginning in 1960, nominal monthly copper prices have moved in a $2,892.20 band, between $606.71 and $3,498.91 ($1,706.17 and $14,220.37 in April 2011 dollars). Over this period, nominal copper prices held a long term average of $1,670.06 ($4,870.13 in April 2011 dollars), with the month peak in nominal prices occurring in December 1988. At that time, CPM Group statistics show that the copper market was ending its fifth year of a running supply deficit and global inventories of copper were historically low. The copper market remained in a deficit the following two years. However, monthly nominal copper prices declined to an average of $2,754.95 over this period. Copper price volatility picked up in the 1990s and monthly nominal prices averaged $2,222.95 ($3,316.28 in April 2011 dollars) over the ten-year period between 1990 and 1999. The LME intervened in the copper market on multiple occasions in the 1990s to impose stricter trading guidelines, addressing the deep backwardation (a market condition where the forward price for long-dated futures contracts is less than the cash price) in the market at that time. While a backwardation can be a natural market condition for certain commodities on a temporary basis, an extended deep backwardation may signal a shortfall of supply available for delivery.

Source: London Metals Exchange pricing sourced from Bloomberg

Recent Copper Price Trends

The fundamentals for copper prices improved in the early 2000s as the economic landscape strengthened in both developed and emerging countries, following the Asian economic crises in the late 1990s and the 2001 recession in the Unites States. Demand for copper grew at a swifter pace than refined copper supplies. As a result, the copper market recorded five years of consecutive deficits from 2003 to 2007, according to CPM Group. Global refined copper consumption rose at a compound annual growth rate (CAGR) of 3.2% between 2001 and 2007, which appeared to be largely driven by the 12.1% annual increase in demand from China over this period. Total refined copper supplies meanwhile increased at a CAGR of 2.3%. The 1.7% growth in primary refined copper supplies over this seven year period was partially offset by a 6.4% increase in secondary refined output, which may have prevented the copper market from moving into a deeper deficit.

The annual deficit in the copper market peaked in 2004, with the deficit measured in weeks of consumption rising to 2.5 weeks in 2004 from 1.3 weeks in 2003. Nominal copper prices rose two and a half-fold from a low of $1,318.50 in early November 2001 to high of $3,286 in October 2004. While the shortfall in supply compared to demand was smaller over the three following years, historically low inventories, increased global consumption, unforeseen supply disruptions, rising production costs, and increased investor interest appeared to contribute to a rise in copper prices. On an annual basis, nominal copper prices rose from $2,876.13 in 2004 to $7,126.35 in 2007. Many of the temporary price rallies in copper prices between 2005 and 2008 occurred during temporary labor-related supply shocks. This was the case when nominal copper prices reached a historic high of $8,985 in July 2008 (still 36.8% less than the monthly high of $14,220.37 in April 1974, using April 2011 dollars). As economic conditions around the world started to deteriorate in late 2008, copper prices then declined quickly in conjunction with most commodity and equity markets. By December 2008, nominal copper prices had given up nearly 70% of their gains, dropping to a low of $2,770. While economic conditions in the developed economies remained weak in the first half of 2009, fiscal and monetary stimulus fostered a resilient recovery in the Chinese economy. A surge in Chinese imports of copper may have contributed to the swift recovery in copper prices in 2009. By April 2010, nominal copper prices had increased nearly three-fold from their low in 2008 to $7,950.50. Expectations for softer economic conditions in the second half of 2010, fluctuations in the U.S. dollar, reduced copper imports into China, and a decline in investment demand temporarily weighed on copper the following three months before prices began rising again in July 2010. In the middle of February 2011, nominal copper prices rose to new record highs, climbing toward $10,150. Concerns about regulatory measures containing growth in China and slower economic activity in Japan, following the 11 March earthquake, weighed on copper prices the following three months. In 2011, improved industrial demand combined with limited growth in mine and refined copper supplies have contributed to firmer copper prices. However, a potentially stronger U.S. dollar and sovereign debt problems in the euro zone remain a risk to higher copper prices.

OPERATION OF THE COPPER MARKET

The copper market is comprised of sales directly by producers and refiners to users, and by physical sales transacted by merchants, dealers, and trading banks. There are spot sales in the physical market, as well as forward contracts, options contracts, and other derivative transactions. A major portion of annual copper production and use is covered through physical transactions, many times through renewable annual supply contracts. Additional metal trades through commodities exchanges, and there is an interaction between the over-the-counter (OTC) market and exchange operations.

Over-the-Counter Market

Physical traders, merchants, and banks participate in OTC spot, forward, option, and other derivative transactions for copper. OTC contracts are principal-to-principal agreements traded and negotiated privately between two principal parties, without going through an exchange or other intermediary. As such, both participants in over the counter deals are subject to counter-party risk, including credit and contractual obligations to perform. The OTC derivative market remains largely unregulated with respect to public disclosure of information by the parties, thus providing confidentiality among principals.

The terms of OTC contracts are not standardized and market participants have the flexibility to negotiate all terms of the transaction, including delivery specifications and settlement terms. The OTC market facilitates long-term transactions, such as life-of-mine off-take agreements which otherwise could be constrained by contract terms in a futures exchange.

Futures Exchanges

Futures exchanges provide a more transparent forum for trading commodity derivative contracts. Defined exchange policies and regulatory oversight assist in the price discovery for commodity contracts that meet standardized and strict exchange specifications, including quality and quantity.

Market fundamentals directly related to an exchange, such as contract liquidity and lot size preference, as well as other exogenous factors, including regulatory constraints, influence market participants activity in various futures exchanges around the world. The London Metal Exchange (LME), the longest standing exchange trading copper futures, continues to be the platform with the greatest number of open copper futures and options contracts (open interest). At the end of April 2011, the LME held over two-thirds of copper open interest across the four futures exchanges with copper contracts (adjusted for lot size). LME turnover (trading volume) has been losing some market share to the Shanghai Futures Exchange (SHFE), however. According to data compiled by Bloomberg, as of April 28, 2011, volumes of copper traded on the SHFE (adjusted for lot size) amounted to 24% of global copper turnover compared to 60% on the LME. At that time, the global market share of Comex copper open interest (15%) was similar to the SHFE (16%), however Comex copper turnover represented 13% of global volumes. The recently launched Multi Commodity Exchange of India (MCX) copper contracts presently capture only a small fraction of total exchange open interest and volume.

London Metal Exchange

Delivery and Settlement

In accordance with LME Trading Regulations, the LME official cash seller price commonly serves as the settlement prices for delivery of warranted Grade A Copper (copper held in a lot at LME approved warehouses that meets contract conditions specified by the LME for the warehouse to issue a copper warrant). Warrants, which are documents representing possession, are used as the means of delivering metal or plastics under LME contracts. The ownership of copper represented by warrants is transferred through LMEsword, an electronic transfer system for the purchase and sale of exchange issued warrants. Each warrant is invoiced at the contract weight, which is permitted to vary +/-2% from the specified 25 tonne lot of copper. Only registered LME copper brands are approved for delivery. Producers must follow exchange guidelines and meet specification requirements to maintain their brand registration. Currently, more than 75 brands are listed with the LME. Failure to comply with LME requirements may result in the delisting of a brand. Purity levels specified for deliverable LME copper must be greater than 99.99% copper, which meets or exceeds purity levels specified by other copper futures exchanges. The brand is the main determinant for distinguishing whether or not copper deliverable on the LME is deliverable for other exchange contracts. Generally, the difference in minimum purities required by the LME, SHFE, Comex, and MCX is minimal. See “—Copper Futures Exchange Delivery Specifications” below.

Regulation

The London Metal Exchange falls under the jurisdiction of the United Kingdom Financial Services Authority (FSA). The FSA is responsible for ensuring the financial stability of the exchange members businesses whereas the LME is largely responsible for the oversight of day-to-day exchange activity, including conducting arbitration proceedings under the LME Arbitration regulations. In international transactions trade also is subject to rules applicable under the respective foreign regulatory bodies such as the U.S. Commodity Futures Trading Commission (CFTC).

Through the establishment of the LMEsword system, the LME facilitates the orderly transfer of LME warrants and the reporting of inventories. In April 2010, the previous SWORD system operated for the LME by LCH. Clearnet was replaced by the current LMEsword system in order to bring the management system under direct exchange control and regulation.

Shanghai Futures Exchange

The Shanghai Futures Exchange (SHFE) is a self-regulatory body under the supervision and governance of the China Securities Regulatory Commission (CSRC). The SHFE is the day-to-day overseer of exchange activity, and is expected to carry out regulation as per the laws established by the CSRC. The CSRC meanwhile serves as the final authority on exchange regulation and policy development, and ultimately determines the effectiveness of the SHFE as a regulatory entity. It has the right to overturn or revoke the SHFE’s regulatory privileges at any time.

Comex

Commodity futures and options traded on the Comex are subject to regulation by its parent, CME Group’s Market Regulation Oversight Committee (MROCC) under the laws established by the Commodity Futures Trading Commission (CFTC). The MROCC is a self-regulatory body created in 2004 to actively ensure competitive and financially sound trading activity on the CME and its subsidiary exchanges.

Multi Commodity Exchange of India

Regulation of the Multi Commodity Exchange of India (MCX) falls under the responsibility of the Governing Board of the MCX and the Forward Markets Commission (FMC) of India pursuant to the Forward Contracts (Regulation) Act of 1952 and amendments made thereafter.

Copper Futures Exchange Delivery Specifications

LME Copper Specification

Lot Size (Warrant): 25 mt (+/- 2%)

Form: Electrolytic Cathodes

Quality: Grade A Copper (Cu-CATH-1) as per BS EN 1978:1998

Purity: Greater than 99.99%

Technical Specifications Determined By: British Standards

Number of Brands Listed for New Warrant Creation: 77

SHFE Copper Specification

Lot Size: 5 mt

Form: Electrolytic Cathodes

Quality: Standard Copper Cathode as per GB/T467-1997

Purity: Standard Copper and silver greater than 99.95%, high grade substitute 99.99%

Technical Specifications Determined By: American Society for Testing and Materials (ASTM), Approved by China National Non-Ferrous Metals Industry Corporation

Number of Brands Listed: 86

Comex Copper Specification

Lot Size: 25,000 pounds; 11.34 mt (25,000 lbs / 2204.6 lbs)

Form: Full Plate or Cut Electrolytic Cathodes

Quality: Grade 1 Copper as per B115-00

Purity: Greater than 99.95%

Technical Specifications Determined By: American Society for Testing and Materials (ASTM)

Number of Brands Listed: 56

MCX Copper Specification

Lot Size: 1 mt (+/-1%)

Form: Full Plate or Cut Electrolytic Cathodes

Quality: Grade 1 Copper as per B115-00

Purity: Greater than 99.95%

Technical Specifications Determined By: American Society for Testing and Materials (ASTM)

Alternative Methods for Investing in Copper

Other than investing directly in the physical metal, the derivative (futures, forwards, options, etc.) markets, which consist of both exchange-traded derivatives and OTC derivatives, offer some of the most direct means for participation in the copper market. However, these markets are not readily accessible to all investors for many reasons, such as the size of such investment products. Alternatively some market participants have turned to equity investments in mining companies that are leveraged to the copper market and a variety of other investment products.

Some alternative investment products offer direct exposure to copper while others give investors exposure to a basket of commodities including copper. New indexed funds, exchange traded notes, and exchange traded products may continue to be developed to offer more direct exposure to copper while attempting to minimize discrepancies and variations between the product and the underlying commodity price.

Warehousing Costs

Warehousing costs may have a material impact on an investment in the Shares. The following tables present information publicly available at the website of the Chicago Mercantile Exchange which permits a comparison of the current warehousing fees of precious metals and copper underlying futures contracts traded on that exchange:

Precious Metals

(Per month warehousing fees)

Depositary	Gold ($ per 100 troy oz.)[1]	Silver ($ per 1,000 troy oz.)	Platinum ($ per 50 troy oz.)	Palladium ($ per 100 troy oz.)
Scotia Mocatta	$15.00	$7.00	$20.00	$20.00
HSBC Bank USA	$15.00	$8.50	$20.00	$20.00
Brink’s Inc.	$12.00	$6.00	$15.00	$15.00
JP Morgan Chase Bank N.A.	$15.00	$8.50	$20.00	$20.00

[1]

Precious metals trade in troy ounces. One troy ounce equals 1.0971428 ounces avoirdupois. (Avoirdupois is the system of weight units used in the United States and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.)

Copper

(Per month warehousing fees)

Depositary	($ per Short Ton)[1]
Southwest Commodity Warehouses, Inc.	$7.00
Arizona Commodity Storage, Inc.	$9.65
Panama City Port Authority	$5.75
C. Steinweg (Baltimore), Inc.	$6.00
Dalby Moving & Storage Co., Inc.	$7.00
Tucson Port Authority	$8.85

[1]	COMEX copper contracts are denominated in pounds; however, storage fees are denominated in short tons. There are 2,000 pounds in a short ton. A metric ton (or tonne), in contrast, has 2,204.6 pounds.

The review of the information presented above reveals that the cost of storing copper represents a higher percentage of the value of the metal stored than it is the case for any precious metal. While on a relative weight basis, precious metals are more expensive to store, on a relative value basis copper is more expensive to store. This is due to the fact that precious metals are more valuable than copper. For example the maximum price to store one short ton of gold for one month is $4,375 short ton/month ($15/100 troy oz/month * 14.5833333 troy oz/pound * 2000 pounds/short ton). This is 453.4 times greater than the maximum price of $9.65/short ton/month for storage of copper. However, given the July 13, 2011 gold price of $1,582.60/troy oz, $4,375/short ton/month represents only 0.0095% of the value of a short ton of gold. Conversely, for copper prices of $0.302/ troy oz (i.e., $4.40 per pound / 14.5833333 troy oz per pound, as of July 13, 2011), $9.65/short ton/month in copper storage represents 0.1097% of the current value of copper. Thus on a relative value basis, copper storage can be up to 11.6 times more expensive than gold to store.

For a discussion of the adverse impact that warehousing fees may have on an investment in the Shares see “Risk Factors—Risks Related to the Trust—The performance of your Shares may be adversely affected by an increase in the expenses of the trust.”

BUSINESS OF THE TRUST

The activities of the trust are limited to (1) issuing Baskets in exchange for the copper deposited with the custodian as consideration, (2) selling copper as necessary to cover the sponsor’s fee, the custodian’s fee, trust expenses not assumed by the sponsor and other liabilities and (3) transferring copper from the trust’s account to an authorized participant’s account in exchange for Baskets surrendered for redemption. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of copper.

Trust Objective

The objective of the trust is for the value of the Shares to reflect, at any given time, the value of the assets owned by the trust at that time less the trust’s accrued expenses and liabilities as of that time. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in copper. An investment in physical copper requires expensive and sometimes complicated arrangements in connection with the assay, transportation and warehousing of the metal. Traditionally, such expense and complications have resulted in investments in physical copper being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical copper, while at the same time having an intrinsic value that reflects, at any given time, the price of the assets owned by the trust at such time less the trust expenses and liabilities. Although the Shares are not the exact equivalent of an investment in copper, they provide investors with an alternative that allows a level of participation in the copper market through the securities market.

An investment in Shares is:

Backed by copper held by the custodian on behalf of the trust.

The Shares are backed by physical copper identified as the trust’s property in the custodian’s books. The trust arrangements contemplate that no Shares can be issued unless the corresponding amount of copper has been deposited into the trust. Unless otherwise instructed by the trustee, no copper held by the custodian on behalf of the trust may be on Warrant. Once deposited into the trust, copper is only removed from the trust if (i) sold to pay trust expenses (such as the custodian’s fee, the sponsor’s fee and any other expenses not assumed by the sponsor) or liabilities to which the trust may be subject, or (ii) transferred from the trust’s account to an authorized participant’s account in exchange for Baskets surrendered for redemption.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the amount of copper corresponding to a Share is significantly less than the minimum amounts of physical copper that are commercially available for investment purposes, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical copper. Shares are eligible for margin accounts.

Listed.

Although there can be no assurance that an actively traded market in the Shares will develop or be maintained, the Shares are listed and traded on [            ] under the symbol “[            ]”.

Relatively cost efficient.

Although the return, if any, of an investment in the Shares is subject to the additional expense of the sponsor’s fee and to other costs and expenses not assumed by the sponsor which would not be incurred in the case of a direct investment in copper, the Shares may represent a cost-efficient alternative for investors not otherwise in a position to participate directly in the market for physical copper, because the expenses involved in an investment in physical copper through the Shares are dispersed among all holders of Shares.

Secondary Market Trading

While the objective of the trust is for the value of the Shares to reflect, at any given time, the value of copper owned by the trust at that time less the trust’s expenses and liabilities, Shares may trade at, above or below their NAV. The NAV will fluctuate with changes in the amount of copper owned by the trust and in the market value of the trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major copper markets and [            ]. While the Shares trade on [            ] until [            ] P.M. New York time, liquidity in the market for copper may be reduced after the close of the major world copper markets, including The London Metal Exchange and the COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on Shares may widen.

At times when the Shares are trading at a premium (that is, they can be sold at a price higher than the price of the underlying amount of copper held by the trust, as measured by the NAV), authorized participants are expected to have an incentive to purchase and deposit copper into the trust in exchange for new Baskets that can then be sold at a profit. Such purchases of copper and sales of Shares should cause their respective prices to converge. Conversely, when the Shares are trading at a discount (that is, they can be purchased at a price lower than the price of the underlying amount of copper held by the trust, as measured by the NAV), authorized participants are expected to have an incentive to purchase Shares and redeem them in exchange for the corresponding amounts of copper that can then be sold at a profit. Such purchases of Shares and sales of copper should cause their respective prices to converge. In either case, the activities of the authorized participants should cause the trading price of the Shares to reflect the price of the copper they represent.

Although there can be no assurance that this arbitrage mechanism will work in all instances as intended, it is expected that it may mitigate the effect of any premium or discount that the Shares may trade at in relation to their NAV. See “Risk Factors—Risks Related to the Shares—If the process of creation and redemption of Baskets encounters any unanticipated difficulties or is materially restricted due to any illiquidity in the market for physical copper, or for other reasons, the possibility for arbitrage transactions by authorized participants, intended to keep the price of the Shares closely linked to the price of copper, as measured by the NAV, may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.”

Valuation of Copper; Computation of Net Asset Value

On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the copper held by the trust and determines the net asset value of the trust. For purposes of making these calculations, a business day means any day other than a day when [            ] is closed for regular trading.

The trustee values the trust’s copper at that day’s announced LME Bid Price. If there is no announced LME Bid Price on a business day, the trustee is authorized to use the most recently announced LME Bid Price unless the sponsor determines that such price is inappropriate as a basis for evaluation. If that is the case, the sponsor will select and disclose to the Shareholders an alternative basis for evaluation which could be, for example, the price announced on that date by any other internationally recognized exchange where copper contracts are traded (such as the COMEX or the Shanghai Futures Exchange).

The London Metal Exchange is one of the world’s most important non-ferrous metals market; it combines around-the-clock inter-office telephone trading, electronic trading and open out-cry trading that includes, for each metal traded on the exchange, four five-minute sessions taking place around the ring of the exchange (each such session, a “ring”). In the case of copper, the first ring takes place between 12:00 and 12:05 p.m. (London time), and the second one between 12:30 and 12:35 p.m. (London time). At the close of the second ring, the Quotations Committee determines the last bid and offered prices for contracts that trade on The London Metal Exchange. If there is consensus among the members of the Quotations Committee as to the last prices, the prices so determined are displayed as provisional prices within five minutes from the end of the ring. If no objections are made to the provisional prices during the next five minutes, such prices become “official” at 12:45 p.m. (London time). If no consensus as to prices is reached within the five-minute period following the end of the second ring, no provisional price is announced and the Quotations Committee convenes at 13:15 (London time) to determine the relevant prices, which are then announced at 13:20 (London time).

The buyer’s price so determined for “cash” contracts (i.e., contracts that, pursuant to the LME Rulebook, settle in two business days), is the LME Bid Price used by the Trustee for the valuation of the trust’s copper.

Once the value of the copper has been determined, the trustee subtracts all accrued fees (other than the fees to be computed by reference to the value of the trust or its assets), expenses and other liabilities of the trust from the total value of the copper and all other assets of the trust. The resulting figure is the adjusted net asset value of the trust, which is used to compute all fees (including the trustee’s and the sponsor’s fees) which are calculated based on the value of the trust’s assets.

To determine the net asset value of the trust, the trustee subtracts from the adjusted net asset value of the trust the amount of accrued fees which are computed based on the value of the trust’s assets. The trustee also determines the NAV by dividing the net asset value of the trust by the number of the Shares outstanding at the time the computation is made. Once determined, the NAV is disseminated via the sponsor’s website for the Shares.

Computation of Basket Copper Amount

Baskets are created or redeemed in exchange for an amount of copper that is referred to as the Basket Copper Amount. The initial Basket Copper Amount (i.e., the amount of copper delivered to the trust in exchange for each Basket issued by the trust on the day of creation of the trust) was 25 tonnes. After the day of creation of the trust, the Basket Copper Amount is computed by the trustee on each day that the NAV is determined by (i) multiplying such day’s NAV by the number of Shares in a Basket (i.e., 2,500), and (ii) dividing such product by the LME Bid Price used for the computation of the NAV on the day the computation is made.

The following example shows the computation of the NAV and Basket Copper Amount at the end of the first day of the trust’s existence:

Assumptions:

Number of Baskets issued	3
Total copper in the trust:	75 Tonnes
Shares outstanding	7,500
LME Bid Price:	$9,000.00 per Tonne
Custodian’s fee:	$0.25 per Tonne per day
Sponsor’s fee:	0.75% per annum
Other than the custodian’s fee and the sponsor’s fee, the trust has no expenses

Computation of NAV:

Value of the trust’s copper:	$675,000.00
Custodian’s fee:	18.75
Adjusted net asset value of the trust	$674,981.25
Sponsor’s fee:	13.87
Net asset value of the trust	$674,967.38
NAV ($674,967.38/7,500)	$89.996

Computation of Basket Copper Amount:

89.996 x 2,500
=24.9988 Tonnes
9,000

Trust Expenses

The trust’s main recurring expenses are expected to be the sponsor’s fee and the custodian’s fee. In exchange for the sponsor’s fee the sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, [            ] listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. In addition, the sponsor has agreed to pay any fees due to J. Aron in connection with its agreement to purchase copper from the trust as needed to cover trust expenses and to buy from or sell to certain authorized participants fractional amounts of copper transferred in connection with the issuance or redemption of Shares. The sponsor arranged for the creation of the trust and the listing of the Shares on [            ], and paid all the expenses of the registration of the Shares for their public offering in the United States, and the fees of the CPM Group (the independent commodities research firm responsible for the preparation of the portions of this prospectus expressly attributed to them, including the sections entitled “The Copper Industry” and “Operation of the Copper Market”); the trust is not required to reimburse these amounts to the sponsor.

The sponsor’s fee is accrued daily and paid monthly in arrears at an annualized rate equal to [            ]% of the adjusted net asset value of the trust. The custodian’s fee accrues daily and is payable monthly in arrears. As of the date of this prospectus, the custodian’s fee is $[            ] per tonne per day, subject to adjustment as described in “The Custodian—The Custodian’s Fee” ($[            ] per tonne per day, if on Warrant).

The trustee will, when directed by the sponsor, and, in the absence of such direction, may, in its discretion, sell copper in such quantity and at such times, as may be necessary to permit payment of the sponsor’s fee, the custodian’s fee and of trust expenses or liabilities not assumed by the sponsor. The trustee is authorized to sell copper at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of cash. Accordingly, the amount of copper to be sold will vary from time to time depending on the level of the trust’s expenses and the market price of copper. J. Aron has agreed to purchase any copper needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the copper held by the trust on the date of the sale. All fees due to J. Aron as consideration for this agreement will be paid by the sponsor.

Cash held by the trustee pending payment of the trust’s expenses will not bear any interest. Each sale of copper by the trust will be a taxable event to Shareholders. See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The trust sells copper to raise the funds needed for the payment of the sponsor’s fee, the custodian’s fee and all trust expenses or liabilities not assumed by the sponsor. See “The Sponsor—The Sponsor’s Fee” and “The Custodian—The Custodian’s Fee”. The purchase price received as consideration for such sales is the trust’s sole source of funds to cover its liabilities. The trust does not engage in any activity designed to derive a profit from changes in the price of copper. Copper not needed to redeem Baskets, or to cover the sponsor’s fee, the custodian’s fee and trust expenses or liabilities not assumed by the sponsor, will be held in physical form by the custodian. As a result of the recurring sales of copper necessary to pay the sponsor’s fee, the custodian’s fee and the trust expenses or liabilities not assumed by the sponsor, the net asset value of the trust and, correspondingly, the fractional amount of copper represented by each Share will decrease over the life of the trust. New deposits of copper, received in exchange for additional new Baskets issued by the trust, do not reverse this trend.

The following table, prepared by the sponsor, illustrates the anticipated impact of the sales of copper discussed above on the fractional amount of copper represented by each outstanding Share. It assumes that the only sales of copper will be those needed to pay the sponsor’s fee and the custodian’s fee and that the price of copper and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of copper represented by each Share.

Calculation of NAV:

	Year
	1	2	3
Hypothetical copper price per tonne	$9,000.00	$9,000.00	$9,000.00
Hypothetical Sponsor’s fee	0.75%	0.75%	0.75%
Custodian’s fee	$6,843.75	$6,723.03	$6,604.45
Shares of trust, beginning	7,500.00	7,500.00	7,500.00
Tonnes of copper in trust, beginning	75.00	73.68	72.38
Beginning adjusted net asset value of the trust	$675,000.00	$663,093.75	$651,397.51
Beginning NAV	90.00	88.41	86.85
Tonnes of copper to be sold to cover the sponsor’s fee*	0.563	0.553	0.543
Tonnes of copper to be sold to cover the custodian’s fee**	0.760	0.747	0.734
Tonnes of copper in trust, ending	73.68	72.38	71.10
Ending adjusted net asset value of the trust	$663,093.75	$651,397.51	$639,907.58
Ending NAV	88.41	86.85	85.32
Decrease in NAV attributable to sales of copper to cover expenses	$(1.59)	$(1.56)	$(1.53)
Decrease in NAV as a percentage of the beginning NAV	-1.76%	-1.76%	-1.76%
Increase in price of tonne of copper that would be needed to retain the same NAV throughout a given year	$161.60	$161.60	$161.60

*	Sales occur daily, but the sponsor’s and custodian’s fees are payable monthly in arrears.
**	Assumes a hypothetical storage fee of $0.25 per tonne per day

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements relies on estimates and assumptions that impact the trust’s financial position and results of operations. These estimates and assumptions affect the trust’s application of accounting policies. Please refer to “Business of the Trust—Valuation of Copper; Computation of Net Asset Value” above for a description of the valuation of copper, a critical accounting policy which is important to understanding the trust’s results of operations and financial position. In addition, please refer to Note [            ] to the Financial Statements for further discussion of the trust’s accounting policies.

Liquidity

The trust’s liquidity needs arise in connection with the payment of its expenses. The main recurring expenses of the trust are expected to be the sponsor’s fee and the fees owed to the custodian for the safekeeping of the trust’s copper. See “The Sponsor—The Sponsor’s Fee” and “The Custodian—The Custodian’s Fees” for a description of how these expenses are computed. The trust’s only source of liquidity is its sales of copper. The trust is not aware of any trends, conditions or events that are reasonably likely to result in an increase of its liquidity needs.

DESCRIPTION OF THE SHARES AND THE TRUST AGREEMENT

The trust was formed on [            ], 20[    ] when the sponsor and the trustee signed the Trust Agreement and an initial deposit of copper was made in exchange for the issuance of [            ] Baskets. The purpose of the trust is to own copper transferred to the trust in exchange for Shares issued by the trust. The trust is governed by the Trust Agreement between the sponsor and the trustee. The Trust Agreement sets out the rights of depositors of copper and registered holders of Shares and the rights and obligations of the sponsor and the trustee. New York law governs the Trust Agreement, the trust and the Shares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each Share represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of copper held by the custodian on behalf of the trust. However, the trust is expected to make sales of copper to pay the sponsor’s fee, the custodian’s fee and to cover expenses and liabilities not assumed by the sponsor. Such sales result in the trust holding cash for brief periods of time. In addition, there may be other situations where the trust may hold cash. For example, a claim may arise against the custodian, an authorized participant, or any other third party, which is settled in cash. In those situations where the trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of copper will be accepted (i.e., there will be no issuance of new Shares) until after the record date for the distribution of such cash or other property has passed. The trust is not a registered investment company under the Investment Company Act and is not required to register under such act.

Deposit of Copper; Issuance of Baskets

The trust expects to create and redeem Shares on a continuous basis but only in blocks of five or more Baskets of 2,500 Shares each. Upon the deposit of the corresponding amount of copper with the custodian and the payment of the trustee’s applicable fee and of any expenses, taxes or charges (such as sales, stamp taxes or stock transfer taxes or fees) and subject to the payment of any applicable fees to the custodian, the trustee will deliver the appropriate number of Baskets to the DTC account of the depositing authorized participant. Only authorized participants can deposit copper and receive Baskets in exchange. As of the date of this prospectus, [            ] are the only authorized participants. The sponsor and the trustee maintain a current list of authorized participants.

Before making a deposit, the authorized participant must deliver to the trustee a written purchase order indicating the number of Baskets it intends to acquire. In exchange for each Basket purchased, an authorized participant must deposit the Basket Copper Amount announced by the trustee on the first business day on which the LME Bid Price is announced following the date of receipt of the purchase order. However, orders received by the trustee after 3:59 p.m. (New York time) on a business day will be treated as received on the next following business day. See “Business of the Trust—Computation of Basket Copper Amount”.

Because copper usually trades in lots of 25 tonnes, with plus or minus 2% deviations being accepted in the industry, an authorized participant may not find readily available in the market the exact Basket Copper Amount needed in connection with the issuance of a new Basket. To facilitate the issuance of Baskets, the sponsor has arranged for J. Aron to stand ready to (i) make available for sale for cash to an eligible authorized participant any fractional amounts of copper needed to meet the obligation to transfer to the trust the exact Basket Copper Amount in exchange for each Basket purchased from the trust; and (ii) purchase from an eligible authorized participant for cash any amount by which the lots of copper such authorized participant intends to use in connection with an issuance of a Basket exceed the corresponding Basket Copper Amount. Each of these transactions takes place at the LME settlement price that would apply to an LME-traded cash futures contract settling on the same date as the relevant transaction between the eligible authorized participant and J. Aron (or, if there is no such LME-traded contract, at the price agreed to between the eligible authorized participant and J. Aron). The amount of copper purchased or sold by J. Aron in connection with an issuance of Baskets by the trust may not exceed 12.750 tonnes per transaction or [            ] tonnes, in the aggregate, during the [thirty calendar-day period] preceding any issuance. All fees due to J. Aron as consideration for this agreement will be paid by the sponsor.

The Basket Copper Amount necessary for the creation of a Basket changes from day to day. The initial Basket Copper Amount, in effect on the day of creation of the trust, was 25 tonnes of copper. On each day that the [            ] is open for regular trading, the trustee adjusts the quantity of copper constituting the Basket Copper Amount as appropriate to reflect sales of copper, any loss of copper that may occur, and accrued expenses. The computation is made by the trustee as promptly as practicable after 4:00 p.m. (New York time). The Basket Copper Amount so determined is communicated via facsimile or electronic mail message to all authorized participants, and available in the sponsor’s website for the Shares.

No Shares are issued unless and until the custodian has informed the trustee that it has received on behalf of the trust the corresponding amount of copper. All taxes and fees incurred in connection with the delivery of copper to the custodian in exchange for Baskets (including any applicable taxes and any fees incurred in connection with placing off-Warrant any copper delivered to the custodian) will be the sole responsibility of the authorized participant making such delivery.

Redemption of Baskets; Withdrawal of Copper

Authorized participants, acting on authority of a registered holder of Shares, may surrender five or more Baskets for redemption, each in exchange for the Basket Copper Amount announced by the trustee on the first business day on which the LME Bid Price is announced following the date of receipt of the redemption order. However, orders received by the trustee after 3:59 p.m. (New York time) on a business day are treated as received on the next following business day. See “Business of the Trust—Computation of Basket Copper Amount”.

Upon the surrender of the Shares comprising the number of Baskets to be redeemed and the payment by the authorized participant of the trustee’s applicable fee and of any expenses, taxes or charges (such as fees owed to the custodian in connection with the issuance of Warrants to be delivered to the redeeming authorized participant, and any sales, stamp or stock transfer taxes or fees), the custodian will transfer from the trust’s account to such authorized participant’s account the aggregate Basket Copper Amount corresponding to the Baskets surrendered for redemption and will send written confirmation thereof to the trustee which will then cancel all Shares so redeemed. The specific copper to be transferred to the redeeming authorized participant’s account will be selected by the custodian pursuant to an algorithm that gives priority to the delivery of copper that no longer meets LME requirements (e.g., is of a brand, or held at a location, that is no longer LME-approved) or is on Warrant (in the rare instances where some of the trust’s copper may be on Warrant). Within each category, copper is selected for transfer to redeeming authorized participants on a last-in-first-out basis.

If the copper transferred to the redeeming authorized participant’s account meets the requirements of the LME to be placed on Warrant and the custodian is able to issue Warrants at such time, promptly after a redemption the custodian will issue to the redeeming authorized participant one or more Warrants representing as much of the copper transferred to the authorized participant’s account in connection with such redemption as may be placed on Warrant in compliance with the LME Rulebook and without the custodian having to break apart any specific parcel of copper so transferred pursuant to the algorithm referred to above. Because the LME Rulebook only allows Warrants for 25 tonnes (plus or minus 2% deviations), it is possible that the gross amount of copper transferred to an authorized participant’s account in connection with a redemption may not be placed on Warrant in full. Any residual amount remaining in a redeeming eligible authorized participant’s account after the Warrants have been issued, not in excess of 25.5 tonnes (or, together with all other purchases effected by J. Aron from eligible authorized participants during the [thirty calendar-day period] preceding the redemption, [            ] tonnes) will be purchased for cash from such eligible authorized participant by J. Aron at the LME settlement price that would apply to an LME-traded cash futures contract settling on the same date (or, if there is no such LME-traded contract, at the price agreed to between the redeeming eligible authorized participant and J. Aron). All fees due to J. Aron as consideration for its agreement to provide this service will be paid by the sponsor.

If it is not possible for the custodian to issue Warrants in connection with a redemption of Shares as described above (for example, because the copper to be delivered does not meet the LME specifications to be placed on Warrant, or because there is a failure in the electronic system used by the LME to process the issuance and transfer of Warrants), the custodian will deliver to the redeeming authorized participant one or more negotiable warehouse receipts representing the copper transferred to the authorized participant’s account in connection with such redemption.

All taxes and fees incurred in connection with the delivery of Warrants or warehouse receipts to an authorized participant (including any applicable taxes and any fees incurred in connection with placing copper on-Warrant) will be the sole responsibility of the authorized participant taking such delivery.

Redemptions may be suspended only (i) during any period in which regular trading on [            ] is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or (ii) if an emergency exists that makes it reasonably impracticable for the custodian to deliver Warrants, warehouse receipts and physical copper.

Certificates Evidencing the Shares

The Shares are evidenced by certificates executed and delivered by the trustee on behalf of the trust. DTC has accepted the Shares for settlement through its book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be only one global certificate evidencing Shares that will be registered in the name of a nominee of DTC. Investors will be able to own Shares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing Shares. Because Shares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the sponsor and trustee determine that there is cash being held in the trust that is not needed to pay the trust’s expenses, the trustee will distribute the extra cash to DTC.

If the trust receives any property other than copper or cash, the trustee will distribute that property to DTC by any means it thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the trustee will sell the property and distribute the net proceeds, in the same way as it does with cash.

Registered holders of Shares are entitled to receive these distributions in proportion to the number of Shares owned. Before making a distribution, the trustee may deduct any applicable withholding taxes and any fees and expenses of the trust that have not been paid. The trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

Shares do not have any voting rights. However, registered holders of at least 25% of the Shares have the right to require the trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the Shares have the right to require the trustee to terminate the Trust Agreement as described below. See “Risk Factors—Risks Related to the Shares—As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares”.

Fees and Expenses of the Trustee

•	The trustee’s fee is paid by the sponsor.

•

Each deposit of copper for the creation of Baskets and each surrender of Baskets for the purpose of withdrawing trust property (including following termination of the Trust Agreement) must be accompanied by a payment to the trustee of a fee of $[            ] per order (or such other fee as the trustee and the sponsor may from time to time announce).

•

The trustee is entitled to reimburse itself from the assets of the trust, without the sponsor’s consent, for all expenses and disbursements incurred by it for extraordinary services it may provide to the trust or in connection with any discretionary action the trustee may take to protect the trust or the interests of the holders. Such expenses and disbursements may include, for example, expenses incurred in connection with dissemination of notices to Shareholders through DTC and fees of advisors retained by the trustee in connection with the discharge of its duties under the Trust Agreement.

Trust Expenses and Copper Sales

In addition to the fee payable to the sponsor (see “The Sponsor—The Sponsor’s Fee”) and the custodian (see “The Custodian—The Custodian’s Fee”), the following expenses are paid out of the assets of the trust:

•	any expenses or liabilities of the trust that are not assumed by the sponsor;

•	any taxes and other governmental charges that may fall on the trust or its property;

•	expenses and costs of any action taken by the trustee or the sponsor to protect the trust and the rights and interests of holders of Shares; and

•

any indemnification of the sponsor, the trustee or the custodian as described elsewhere in this prospectus (see “The Sponsor—Indemnification”, “The Trustee—Indemnification” and “The Custodian—Indemnification”).

The trustee sells the trust’s copper from time to time as necessary to permit payment of the fees and expenses that the trust is required to pay. See “Business of the Trust—Trust Expenses.”

The trustee is not responsible for any depreciation or loss incurred by reason of sales of copper made in compliance with the Trust Agreement.

Payment of Taxes

The trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of Shares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Copper and the Trust Assets

See “Business of the Trust—Valuation of Copper; Computation of Net Asset Value”.

Amendment and Termination

The sponsor and the trustee may agree to amend the Trust Agreement without the consent of the holders of Shares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of Shares, it will not become effective for outstanding Shares until 30 days after the trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold Shares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

The trustee will terminate the Trust Agreement if:

•	the trustee is notified that the Shares are delisted from [ ] and are not approved for listing on another national securities exchange within five business days of their delisting;

•	holders of at least 75% of the outstanding Shares notify the trustee that they elect to terminate the trust;

•	60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the trust is an investment company under the Investment Company Act and the trustee has actual knowledge of that determination;

•

the aggregate market capitalization of the trust, based on the closing price for the Shares, was less than $[            ] on each of five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•	the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination;

•

the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable; or

•

if the law governing the trust limits its maximum duration, upon the expiration of 21 years after the death of the last survivor of all the descendants of Elizabeth II, Queen of England, living on the date of the Trust Agreement.

In the event of termination of the trust due to the decision of at least 75% of the outstanding Shares, as long as the Shares are in global form and held in the form of a global certificate by a custodian for DTC, all communications among beneficial owners of the Shares seeking the termination of the trust and the notification to the Trustee of their decision to terminate the trust will need to be via the different DTC Participants or Indirect Participants through whom such Shares are held. See “The Securities Depository; Book-Entry-Only System; Global Security”.

The trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the trustee and its agents will do the following under the Trust Agreement but nothing else: (1) collect distributions pertaining to trust property, (2) pay the trust’s expenses and sell copper as necessary to meet those expenses and (3) deliver trust property upon surrender and cancellation of Shares. Ninety days or more after termination, the trustee will sell any remaining trust property by public or private sale. After that, the trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their Shares. It will not invest the money and has no liability for interest. The trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations of the sponsor and the trustee. It also limits the liability of the sponsor and the trustee. The sponsor and the trustee:

•	are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Trust Agreement;

•	are not liable if they exercise discretion permitted under the Trust Agreement;

•	have no obligation to prosecute a lawsuit or other proceeding related to the Shares or the Trust Agreement on behalf of the holders of Shares or on behalf of any other person;

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In addition, the sponsor will be indemnified by the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part.

Requirements for Trustee Actions

Before the trustee delivers or registers a transfer of Shares, makes a distribution on Shares, or permits withdrawal of trust property, the trustee may require (without obtaining the sponsor’s consent):

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Shares or trust property;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.

The trustee may suspend the delivery or registration of transfers of Shares, or may refuse a particular deposit or transfer at any time when the transfer books of the trustee are closed or if the trustee or the sponsor thinks it necessary or advisable for any reason.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates are not issued for the Shares. Instead, a global certificate is signed by the trustee on behalf of the trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the trustee on behalf of DTC. The global certificate represents all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Ownership of beneficial interests in the Shares is shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the trustee and the sponsor. Under such circumstances, the sponsor will attempt to find a replacement for DTC to perform its functions at a comparable cost and, if a replacement is unavailable, the trustee will deliver separate certificates for Shares to the DTC Participants having Shares credited to their accounts.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are represented by a global certificate registered in the name of DTC or its nominee, as described above, the trustee will be entitled to treat DTC as the holder of the Shares.

THE SPONSOR

The sponsor is a Delaware corporation and a subsidiary of BlackRock, Inc. The sponsor’s principal office is located at 400 Howard Street, San Francisco, CA 94105.

The Sponsor’s Role

The sponsor arranged for the creation of the trust and the listing of the Shares on [            ], and paid all the expenses of the registration of the Shares for their public offering in the United States, and the fees of the CPM Group (the independent commodities research firm responsible for the preparation of the portions of this prospectus expressly attributed to them, including the sections entitled “The Copper Industry” and “Operation of the Copper Market”); the trust is not required to reimburse these amounts to the sponsor. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, [            ]’s listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. In addition, the sponsor has agreed to pay any fees due to J. Aron in connection with its agreement to purchase copper from the trust as needed to cover trust expenses and to buy from or sell to certain authorized participants fractional amounts of copper transferred in connection with the issuance or redemption of Shares.

The sponsor does not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to select any new or additional custodian to be appointed by the trustee.

While the sponsor has been and is involved in a similar capacity with two investment vehicles that hold physical metals, are publicly traded in the United States and have structures similar to the trust’s, both of those vehicles hold precious metals (gold and silver, respectively). The sponsor has no experience with a trust that invests in copper or any other base metal. See “Risk Factors—Risks Related to the Trust—Neither the sponsor nor the trustee has experience with a trust the only assets of which are copper.”

The Sponsor’s Fee

The sponsor’s fee accrues daily and is paid monthly in arrears at an annualized rate equal to [            ]% of the adjusted net asset value of the trust.

Indemnification

The sponsor and its shareholders, directors, officers, employees and affiliates are entitled to be indemnified from the trust’s assets for any loss that arises out of the performance of their obligations under the Trust Agreement and that is not incurred as a result of negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of their obligations.

THE TRUSTEE

The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, serves as the trustee. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The trustee is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket composition, NAV of the trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from the trustee by calling the following number: (212) 815-6250. A copy of the Trust Agreement is available for inspection at the trustee’s trust office identified above. The trustee had at least $150 million in capital and retained earnings as of December 31, 2010.

The Trustee’s Role

The trustee is responsible for the day-to-day administration of the trust. This includes (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt and delivery of copper transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s copper as needed to cover the trust’s expenses. In addition, the trustee will prepare the financial statements of the trust.

The trustee’s fees are paid by the sponsor.

The trustee and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Indemnification

The trustee and its directors, employees and agents are entitled to be indemnified by the sponsor for any loss that arises out of the performance of their obligations under the Trust Agreement and that is not incurred as a result of negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of their obligations. If the sponsor fails to indemnify a party entitled to indemnification as described in the preceding sentence, such party will have a claim against the trust assets which will have priority over any claims by the sponsor, the Shareholders or any other person.

THE CUSTODIAN

Metro International Trade Services LLC (“Metro”) serves as the custodian of the trust’s copper. Metro has been in the business of warehousing metals since 1991. It was acquired by The Goldman Sachs Group, Inc. in 2010.

The Custodian’s Role

The custodian was selected by the sponsor and appointed by the trustee for safekeeping the copper deposited into the trust in connection with the creation of Baskets. The custodian is responsible to the trustee only. Because the holders of Shares are not parties to the custodian agreement, they will not have any claims against the custodian. The custodian’s obligation to accept delivery of copper on behalf of the trust is subject to certain capacity limits. If these limits are reached, it is anticipated that the sponsor will select and the trustee will retain one or more additional custodians. While the sponsor will seek any agreements with additional custodians to be at least as protective of the interests of the trust as the current agreement is, the actual terms and conditions of such agreements will only be negotiated at the time the new or additional custodians become necessary. Accordingly, the terms and conditions of any agreement with an additional custodian may be significantly different from the terms and conditions of the current arrangements with the custodian. For example, the duration of the agreement with an additional custodian, its fees, the maximum amount of copper that the additional custodian will hold on behalf of the trust, the scope of the additional custodian’s liability and the additional custodian’s standard of care may not be exactly the same as in or even similar to the current agreement with the custodian.

The custodian is responsible for conducting certain limited inspections of the copper delivered by an authorized participant. However, the custodian is not responsible for conducting any chemical or other tests designed to verify that such copper meets the requirements referred to in the Trust Agreement.

The custodian and any of its subsidiaries and affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Custodian’s Fee

The custodian’s fee, which will be paid by the trust, accrues daily but is payable monthly in arrears. The custodian’s daily fee is equal to the sum of (1) for each tonne of copper which is on Warrant as of the end of the day for which the computation is made, the maximum per tonne per day fee that the custodian is authorized to charge by the LME on such day at the location where such copper is held on Warrant, and (2) for each tonne of copper as of the end of the day for which the computation is made, other than copper held on Warrant, the amount set forth in the following table:

Tonnes	Fee
The first [ ] tonnes	U.S.$[ ]
The next [ ] tonnes	U.S.$[ ]
Each tonne in excess of [ ]	U.S.$[ ]

The custodian’s fee is the only fee owed by the trust to the custodian for its warehousing services. In connection with the performance of its duties as custodian of the trust’s copper, the custodian may be entitled to collect different fees from parties other than the trust. For example, in connection with creations or redemptions of Baskets, the custodian may be entitled to certain fees from the creating or redeeming authorized participants. Any such fees will not be the responsibility of the trust.

Custody of the Trust’s Copper

The following is a summary of certain material provisions of the custodian agreement between the trustee and Metro International Trade Services LLC, as the custodian, under which the custodian will hold the copper that belongs to the trust. This summary is qualified by reference to the entire custodian agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. The custodian’s office is located at [            ].

New York law governs the agreement with the custodian.

The custodian will receive and hold copper that is deposited for the account of the trust. The custodian will release copper from the trust’s account only in compliance with the provisions of the custodian agreement, and not otherwise. The custodian is not required to assay any copper delivered for deposit into the trust’s account, but must carefully undertake a visual inspection of such copper and supporting documentation and reject it if it concludes that is patently sub-standard or anomalous.

The custodian may keep the trust’s copper at locations within or outside the United States that are agreed from time to time by the custodian and the trustee. As of the date of this prospectus, the custodian is authorized to hold copper owned by the trust at warehouses located in East Chicago (Indiana), Hull and

Liverpool (England), Mobile (Alabama), New Orleans (Louisiana), Saint Louis (Missouri), Rotterdam (the Netherlands) and Antwerp (Belgium). Unless otherwise instructed by the trustee, no copper held by the custodian on behalf of the trust may be on Warrant; as of the date of this prospectus none of the trust’s copper is held on Warrant and the trustee does not expect to authorize the custodian to place any of the trust’s copper on Warrant. Unless otherwise agreed in writing by the trustee, each of the warehouses where the trust’s copper is stored must be LME-approved at the time copper is delivered to the custodian for storage in such warehouse. As of the date of this prospectus, the trustee has not authorized any waiver of this requirement.

The fact that the trust’s copper is stored in LME-approved warehouses does not mean that it is subject to regulation by the LME. Only copper held on Warrant is subject to LME regulation. Although the trust’s copper will not be held on Warrant, the custodian has contractually agreed with the trust to certain provisions that would be applicable to the trust’s copper if it were held on Warrant. For example, the custodian has agreed with the trust that it will maintain insurance to the extent required by the LME (any insurance maintained by the custodian is for its own benefit, and neither the trustee nor any Shareholder will have any claim under any insurance maintained by the custodian). The custodian has also agreed that, if as a result of a violation of its obligations to the LME regarding the minimum specifications of its warehouses, the LME requires the custodian to transfer on-Warrant copper from a non-compliant warehouse to a compliant one, the custodian will, at its own expense, transfer the trust’s copper to another approved location. This provision, the Sponsor believes, may extend to the trust some of the benefits derived from LME regulation that relate to the minimum specifications of an LME-approved warehouse (such as with respect to safety, cleanliness, dryness and state of repair); it does not, however, extend to the trust’s property the full scope of the LME regulation that would be applicable if the trust’s copper were on Warrant. See “Risk Factors—Risks Related to the Trust—The trust’s copper will not be subject to regulation by the LME; accordingly, holders of Shares will not have the benefit that regulation by the LME may have provided”.

The amount of copper that the custodian is required to store for the trust in each of the cities listed above is subject to certain capacity limits that the custodian may from time to time, in its discretion, increase by specified amounts as the total amount of copper that it holds for the trust exceeds 50% of the limit at the time in effect. The custodian agreement also contains provisions providing for reductions in the capacity amounts if the copper stored by the trust at the relevant location or in the aggregate does not exceed specified amounts within specified time periods.

Each of the trustee and the custodian may terminate the custodian agreement, for any reason or for no reason, by written notice to the other party at least one year prior to the proposed termination date. Following a breach of the custodian agreement by one party, however, the other party can terminate the custodian agreement with sixty New York banking days advance notice to the defaulting party. The trustee and the custodian have agreed that, in the absence of a breach of the agreement by the other party, neither of them will exercise its right to terminate the agreement during the ten-year period ending on [            ], 202[            ] except that the trustee may terminate the agreement earlier if the custodian chooses not to increase the warehousing capacity available to the trust after the 50% threshold referred to above has been reached.

A termination of the agreement with the custodian would end the custodian’s obligation to accept delivery of additional copper on behalf of the trust, but will not require the trustee to remove the copper stored at the custodian’s warehouses, except in certain limited circumstances and, if that is the case, at the expense of the custodian. Following a termination of the agreement with the custodian, the trust must use the copper held at the custodian’s warehouses for all sales needed to cover expenses and in connection with all subsequent redemptions until the copper held at the custodian is reduced to zero.

Exclusivity

The custodian has agreed that in the absence of a breach of the custodian agreement by the trustee, it will not knowingly provide warehousing services to any other publicly traded physical copper-based investment vehicle for as long as the Shares are primarily listed and publicly traded in the United States, the trust satisfies a minimum market share requirement and a termination date has not been specified. Similarly, the trustee has agreed that in the absence of a custodian’s breach and subject to capacity limits it will not enter on behalf of the trust into any agreement with any other custodian for copper custodial or warehousing services.

Indemnification

The custodian has agreed to indemnify the trust for losses arising out of the breach by the custodian of its obligations under the custodian agreement, or if the custodian fails to exercise in the discharge of its obligations thereunder such care as a reasonably careful person would exercise under like circumstances, provided that such breach or failure continues for seven days after the custodian becomes aware thereof. The custodian, however, will not be liable for any losses resulting from an act of God, or war or terrorist or other unanticipated circumstances beyond the reasonable control of the custodian, or if by reason of any law, rule or regulation applicable to the custodian (including LME rules) the custodian is prevented or forbidden from discharging its obligations under its agreement with the trust.

The trust has agreed to indemnify the custodian for any loss incurred as a result of a breach of the trustee’s representations to the custodian, or of the custodian’s actions pursuant to instructions given by the trustee.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as of the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders, persons holding Shares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for United States federal income tax purposes, persons whose “functional currency” is not the United States dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;

•

A corporation or partnership (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	An estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not a U.S. Shareholder as defined above is considered a “Non-U.S. Shareholder” for purposes of this discussion.

Taxation of the Trust

The sponsor and the trustee will treat the trust as a “grantor trust” for United States federal income tax purposes. In the opinion of Clifford Chance US LLP, although not free from doubt due to the lack of directly governing authority, the trust will be classified as a “grantor trust” for United States federal income tax purposes. As a result, the trust itself will not be subject to United States federal income tax. Instead, the trust’s income and expenses will “flow through” to the Shareholders, and the trustee will report the trust’s income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the sponsor nor the trustee will request a ruling from the IRS with respect to the classification of the trust for United States federal income tax purposes. If the IRS were to assert successfully that the trust is not classified as a “grantor trust,” the trust would be classified as a partnership for United States federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

The following discussion assumes that the trust will be classified as a “grantor trust” for United States federal income tax purposes.

Taxation of U.S. Shareholders

Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the trust’s income, if any, and as if they directly incurred their respective pro rata shares of the trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation of a Basket, the delivery of copper to the trust in exchange for the underlying copper represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the copper held in the trust will be the same as its tax basis and holding period for the copper delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying copper related to such Shares.

When the trust sells copper, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the copper that was sold, which gain or loss generally will be a long-term or short-term capital gain or loss depending on whether the Shareholder has held its Shares for more than one year. A Shareholder’s tax basis for its share of any copper sold by the trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the copper held in the trust immediately prior to the sale, by a fraction the numerator of which is the amount of copper sold, and the denominator of which is the total amount of the copper held in the trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the copper remaining in the trust will be equal to its tax basis for its share of the total amount of the copper held in the trust immediately prior to the sale, less the portion of such basis allocable to its share of the copper that was sold.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the copper held in the trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the Shares, and (b) the Shareholder’s tax basis for the portion of its pro rata share of the copper held in the trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying copper represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the copper received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the copper held in the trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the copper received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the copper received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the copper held in the trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the copper held in the trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the copper received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including copper, held for more than one year are taxed at a maximum rate of 28%, rather than the current 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to the trust’s sale of any copper which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual United States taxpayer are generally the same as those at which ordinary income is taxed.

3.8% Tax on Net Investment Income for Taxable Years Beginning After December 31, 2012

The Health Care Reform and Education Reconciliation Act of 2010 (Pub. Law 111-152) requires certain U.S. Shareholders who are individuals to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains for the disposition of property, for tax years beginning after December 31, 2012. This tax is in addition to any capital gains taxes due on such investment income. A similar tax will apply to estates and trusts. U.S. Shareholders should consult their own tax advisers regarding the effect, if any, this law may have on their investment in the Shares.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of copper by the trust (as discussed above), even though some or all of the proceeds of such sale are used by the trustee to pay trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code section 851 should consult with their tax advisors concerning (i) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying copper for purposes of Code section 851(b), and (ii) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment by Certain Retirement Plans

The purchase of Shares as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, may be treated as the acquisition of a “collectible” that is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. Such treatment would apply if an account’s purchase of Shares would be treated, for these purposes, as the acquisition of an interest in the underlying copper held in the trust, and such copper is not treated as in the physical possession of the IRA trustee. Persons considering the purchase of Shares by an IRA, or by a participant-directed account under a Code section 401(a) plan, should consult their own tax advisers as to whether such purchase will be treated as resulting in a taxable distribution to the IRA owner or plan participant. See also “ERISA and Related Considerations.”

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of copper by the trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The trustee will file certain information returns with the IRS in connection with the trust. A U.S. Shareholder may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (ERISA) and/or Section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements,

including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to Title I of ERISA and/or Section 4995 of the Code (collectively, Plans), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan’s funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

It is anticipated that the Shares will constitute “publicly-held offered securities” as defined in Department of Labor Regulations § 2510.3-101 (b)(2). Accordingly, Shares purchased by a Plan, and not the Plan’s interest in the underlying copper held in the trust represented by the Shares, should be treated as assets of the Plan, for purposes of applying the “fiduciary responsibility” and “prohibited transaction” rules of ERISA and the Code. See also “United States Federal Tax Consequences—Investment by Certain Retirement Plans.”

PLAN OF DISTRIBUTION

In addition to, and independent of the initial purchase by the Initial Purchaser (described below), the trust issues Shares in Baskets to authorized participants in exchange for deposits of copper on a continuous basis. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the trust a “distribution,” as such term is used in the Securities Act, may be occurring. Authorized participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. For example, an authorized participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.

Investors that purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. Investors should review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(c) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The sponsor intends to qualify the Shares in states selected by the sponsor and that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through authorized participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Goldman, Sachs & Co. is the Initial Purchaser. On [            ], 2011, the Initial Purchaser purchased from the trust [            ] Baskets comprising the Initial Shares. The Initial Purchaser will be an underwriter with respect to the Initial Shares. The Initial Purchaser intends to make a public offering of the Initial Shares at a price per Share that will vary depending, among other factors, on the NAV and the trading price of the Shares on [            ] at the time of the offer. Shares offered by the Initial Purchaser at different times may have different offering prices. The Initial Purchaser will not receive from the trust, the sponsor or any of their affiliates any fee or other compensation in connection with their sale of the Initial Shares to the public; however, the sponsor may reimburse to the Initial Purchaser certain fees and expenses incurred in connection with the officering of the Initial Shares. The sponsor has agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof.

In connection with any offering of the Shares outside the United States, the Initial Purchaser and the Authorized Participants are expected to comply with the following:

•

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each of which is referred to in this prospectus as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to in this prospectus as the Relevant Implementation Date, it has not made and will not make an offer of the Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(1)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(3)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of Shares shall require the Trust, the Sponsor or the Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, an “offer of Shares to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe for Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to “€” are to euros.

The European Economic Area selling restriction stated above is in addition to any other selling restrictions set out below:

•	With respect to anything done by an Authorized Participant in relation to the Shares in, from or otherwise involving the United Kingdom, such Authorized Participant has represented that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Trust and that it has complied and will comply with all applicable provisions of the FSMA; and

(2)	as the Trust may be a collective investment scheme as defined in the FSMA and the Trust has not been authorized, or otherwise recognized or approved, by the Financial Services Authority which, as an unregulated scheme, accordingly cannot be promoted in the United Kingdom to the general public, it will promote the Trust in the United Kingdom only in accordance with applicable law and regulation (1) if such promotion is carried out through an Authorized Person, (i) to persons who are investment professionals having professional experience in participating in unregulated schemes (only as defined in Article 14(5) of the FSMA (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (as amended) (the “CIS Order”)) or (ii) to persons who are within any of the categories of persons described in Article 22 of the CIS Order; (2) if such promotion is not carried out through an Authorized Person, (i) to persons who are investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or (ii) to persons who are within any of the categories of persons described in Article 49(2)(a) to (d) of the Financial Promotion Order.

•

The offering of the Shares will be made on a private placement basis in Canada (in the provinces of British Columbia, Ontario and Quebec) (1) through the Authorized Participant or its affiliates who are permitted under applicable securities laws or have available exemptions to offer and sell the Shares in Canada; (2) solely to purchasers who are entitled under applicable provincial securities laws to purchase the Shares without the benefit of a prospectus qualified under the securities laws; and (3) in the case of purchasers in provinces other than Ontario, without the services of a dealer registered pursuant to those securities laws.

•

The offering and sale of Shares in Japan will be made according to the Financial Instruments and Exchange Act (the “FIEA”), and can only be effected through a registered Financial Instruments Business Operators (kinyu-shouhin torihiki gyousha) unless exempted under the FIEA.

•

The offering and sale of Shares in Switzerland will be on the basis of a non-public offering. This prospectus does not constitute a prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations, and the Shares may not be offered or distributed on a professional basis in or from Switzerland, and neither this prospectus nor any other offering material relating to the Shares may be publicly issued in connection with any such offer or distribution. The Shares have not been and will not be approved by any Swiss regulatory authority. In particular, neither the Shares nor the Trust are or will be supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

•

The Trust is not authorized or recognized by the Monetary Authority of Singapore (“MAS”) and Shares in the Trust are not allowed to be offered to the retail public. Moreover, this document which relates to the offer of Shares in the Trust is not a prospectus as defined in the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This document has not been registered as a prospectus by the MAS, and the offer of Shares in the Trust is made pursuant to the exemptions under Sections 304 and 305 of the SFA. Accordingly, Shares in the Trust may not be offered or sold, nor may Shares in the Trust be the subject of an invitation for subscription or purchase, nor may this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of Shares in the Trust be circulated or distributed, whether directly or indirectly, to any person in Singapore other than under exemptions provided in the SFA for offers made (a) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 304 of the SFA, (b) to a relevant person (as defined in Section 305(5) of the SFA), or any person pursuant to an offer referred to in Section 305(2) of the SFA, and in accordance with the conditions specified in Section 305 of the SFA or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable provision of the SFA.

Where the Shares in the Trust are acquired by persons who are relevant persons specified in Section 305A of the SFA, namely:

(1)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired Shares in the Trust pursuant to an offer made under Section 305 of the SFA except:

(1)	to an institutional investor or to a relevant person as defined in Section 305(5) of the SFA, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or which arises from an offer that is made on terms that such rights or interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

•

The Shares are not registered or authorized for distribution under the German Investment Act (Investmentgesetz, the “Investment Act”) and, accordingly, have not been, and will not be, offered or advertised publicly or offered similarly under the Investment Act. Any offer of the Shares in Germany may be made only in accordance with the Investment Act and all other applicable laws in Germany governing the issue, offering and sale of the Shares.

•

The Shares may not be offered, sold or distributed in Spain except in compliance with the requirements of the Spanish Law on collective investment schemes (Ley 35/2003, de 4 de noviembre, de Instituciones de Inversión Colectiva), as amended and restated, and Royal Decree 1309/2005, of November 4 (Real Decreto 1309/2005, de 4 de noviembre, por el que se aprueba el Reglamento de la Ley 35/2003, de 4 de noviembre, de instituciones de inversion colectiva, y se adopto el régimen tributario de las instituciones de inversión colectiva), as amended and restated, and other applicable Spanish laws and regulations or where there is no marketing of the Shares in Spain as defined therein.

•

The Shares may not be offered or sold, directly or indirectly, in the Netherlands, other than to (i) qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) of 28 September 2006 and (ii) a maximum of 99 non-qualified investors;

•

The offering of the Shares has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) (the Italian Securities and Exchange Commission) pursuant to Italian securities legislation and, accordingly, each Authorized Participant has represented and agreed that the Shares may not be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the Shares be distributed, in the Republic of Italy, except:

(1)	to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (“Consolidated Financial Services Act”) and Article 34-ter, paragraph 1, letter b), of CONSOB Regulation No. 11971 of May 14, 1999 (“Regulation No. 11971”), all as amended from time to time; or

(2)	in circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Consolidated Financial Services Act and Regulation No. 11971.

Each Authorized Participant has represented and agreed that any offer, sale or delivery of the Shares or distribution of copies of this prospectus or any other document relating to the Shares in the Republic of Italy under (1) and (2) above must be:

(1)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Consolidated Financial Services Act, Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”) and CONSOB Regulation No. 16190 of October 29, 2007, all as amended from time to time;

(2)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy; and

(3)	in compliance with any other applicable laws and regulations or requirement which may be imposed from time to time, inter alia, by CONSOB or any other Italian authority.

Please note that in accordance with Article 100-bis of the Consolidated Financial Services Act, where no exemption from the rules on public offerings applies under (1) and (2) above, the subsequent distribution of the Shares on the secondary market in the Republic of Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Consolidated Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such Shares being declared null and void and in the intermediaries transferring the Shares being liable for any damages suffered by potential purchasers in connection with such sales.

•

The Shares have not been registered with the Securities and Futures Commission for offering or distribution in Hong Kong. Accordingly, this document may not be circulated or distributed, nor may the Sharees be offered or sold whether directly or indirectly, to any person in Hong Kong other than to a Professional Investor as defined under the Securities and Futures Ordinance (“SFO”) and any regulations there under.

•

The Shares may not be offered or sold in the Republic of France. Neither this prospectus, which has not been submitted to the clearance procedures of the French authorities, including the Autorité des marches financiers (AMF), nor any offering material or information contained herein relating to the offering of the Shares, may be released or issued in France or to any resident of the Republic of France. This prospectus does not constitute an offer to sell securities under French law.

LEGAL MATTERS

The validity of the Shares has been passed upon for the sponsor by Clifford Chance US LLP, New York, New York, who, as special United States tax counsel to the sponsor, has also given an opinion regarding the material federal income tax consequences relating to the Shares.

License Agreement

Without conceding that the operation of the trust or the marketing or trading in Shares would infringe upon any intellectual property owned by the trustee, the sponsor has entered into a license agreement with the trustee under which the trustee grants to the sponsor a perpetual, worldwide, non-exclusive, non-transferable license under the trustee’s patents and patent applications that cover securitized copper products solely for the purpose of establishing, operating and marketing any securitized copper financial product that is sold, sponsored or issued by the sponsor.

EXPERTS

The financial statements of the trust as of [            ], 20[    ] included in this prospectus have been so included in reliance on the report of [            ], independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The information expressly attributed in this prospectus to CPM Group, including information in the sections entitled “The Copper Industry” and “Operation of the Copper Market”, was prepared for inclusion in this prospectus by CPM Group, an independent commodities research firm retained by the sponsor, and has been so included in reliance on such firm’s expertise in the copper industry and markets.

WHERE YOU CAN FIND MORE INFORMATION

The sponsor has filed on behalf of the trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the trust or the Shares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address.

The trust is subject to the informational requirements of the Exchange Act and the sponsor will, on behalf of the trust, file certain reports and other information with the SEC. The sponsor will file an updated prospectus annually for the trust pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Authorized Participant” — A person who, at the time of submitting to the trustee an order to create or redeem [            ] or more Baskets (1) is a registered broker-dealer, (2) is a DTC Participant or an Indirect Participant, (3) has in effect a valid Authorized Participant Agreement, and (4) is in a position to transfer copper to, and take delivery of copper from, the custodian through one or more accounts.

“Authorized Participant Agreement” — An agreement entered into by each authorized participant, the sponsor and the trustee which provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 2,500 Shares or such number of Shares as the trustee, in consultation with the sponsor, may from time to time determine.

“Basket Copper Amount” — The amount of copper (measured in tonnes and fractions thereof), determined on each Business Day by the trustee, which authorized participants must transfer to the trust in exchange for a Basket, or are entitled to receive in exchange for each Basket surrendered for redemption.

“Business Day” — Any day other than (i) a Saturday or a Sunday, or (ii) a day on which [            ] is closed for regular trading.

“CFTC” — Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“COMEX” — The exchange market on copper futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

“Commodity Exchange Act” — The United States Commodity Exchange Act of 1936, as amended.

“Copper” — Electrolytic copper Grade A in the form of cathodes that, at the time it is delivered to the trust, satisfies all of the requirements (including in respect of brand, markings, bundling, shape, weight and size) to be put on Warrant in compliance with the LME Rulebook as in effect at the time such copper is delivered to the custodian.

“Custodian” — The warehousing company retained by the Trustee for the safekeeping of the copper owned by the Trust.

“Custodian Agreement” — The agreement between the trustee and the custodian regarding the custody of the trust’s copper.

“DTC” — The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

“DTC Participant” — An entity which, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“Eligible Authorized Participant” — An Authorized Participant that (a) has a copper account at the custodian through which transactions with J. Aron can take place and (b) has not been denied trading privileges by J. Aron in written notice to the sponsor.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — The United States Securities Exchange Act of 1934, as amended.

“FINRA” — The Financial Industry Regulatory Authority.

“FSA” — The Financial Services Authority, an independent non-governmental body which exercises statutory regulatory power under the FSM Act.

“FSM Act” — The United Kingdom Financial Services and Markets Act 2000.

“Indirect Participant” — An entity which has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“Initial Purchaser” — Goldman, Sachs & Co.

“Initial Shares” — The [    ] Shares issued by the trust to the Initial Purchaser at the time of creation of the trust.

“Investment Company Act” — The United States Investment Company Act of 1940, as amended.

“IRA” — Individual retirement account.

“IRS” — Internal Revenue Service.

“J. Aron” — J. Aron & Company, an international commodities dealer and subsidiary of The Goldman Sachs Group, Inc. (the ultimate parent company of the custodian).

“LME” — The London Metal Exchange.

“LME Rulebook” — The Rules and Regulations of the London Metal Exchange, as from time to time in effect.

“LME Bid Price” — On any day, the official price (cash, buyer) for copper announced by the LME on such day.

“LME Settlement Price” — On any day, the official price (cash, seller) for copper announced by the LME on such day.

“NAV” — Net asset value per Share. See “Business of the Trust — Valuation of Copper; Computation of Net Asset Value” for a description of how the net asset value of the trust and the NAV are calculated.

“Non-U.S. Shareholder” — A shareholder that is not a U.S. Shareholder.

“OTC” — The global over-the-counter market for the trading of copper which consists of transactions in spot, forwards, and options and other derivatives.

“Plans” — Employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to Title I of ERISA and/or Section 4975 of the Code.

“SEC” — The Securities and Exchange Commission.

“Securities Act” — The United States Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in the net assets of the trust which are issued by the trust.

“Sponsor” — BlackRock Asset Management International Inc., an indirect subsidiary of BlackRock, Inc.

“Tonne” — A metric ton (equivalent to 1,000 kilograms).

“Trust” — The iShares® Copper Trust, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement” — The Depositary Trust Agreement dated [            ], 201[            ] between the sponsor and the trustee.

“Trustee” — The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers.

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

“Warrant” — a warehouse receipt representing Copper issued in compliance with the LME Rulebook.

iShares® Copper Trust

12,120,000 Shares

PROSPECTUS

[            ], 20[    ]

Until [            ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The trust will not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Item 14.	Indemnification of Directors and Officers.

The Trust Agreement will provide that the sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries shall be indemnified from the trust and held harmless against any loss, liability or expense incurred without their (1) negligence, bad faith, willful misconduct or willful malfeasance arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) reckless disregard of their obligations and duties under the Trust Agreement.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description

1.1	Form of Distribution Agreement**

4.1	Form of Depositary Trust Agreement**

4.2	Form of Standard Terms of Authorized Participant Agreement**

4.3	Form of Creation and Redemption Procedures**

5.1	Form of Opinion of Clifford Chance US LLP as to legality**

8.1	Form of Opinion of Clifford Chance US LLP as to tax matters****

10.1	Form of Custodian Agreement**

10.2	Form of Sub-license Agreement**

23.1	Consent of CPM Group*

23.2	Consent of Clifford Chance US LLP***

23.3	Consent of Independent Registered Public Accounting Firm*

24.1	Powers of Attorney (included on the signature page to the Registration Statement filed on October 26, 2011)

*	To be filed by amendment.
**	Previously filed.
***	To be included in Exhibits 5.1 and 8.1.
****	Filed herewith.

(b) Financial Statement schedules: Not applicable.

Item 17.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by each of the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by each of the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided, further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance or Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability proposes of the issuer and any person that is at that date an underwriter such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on September 2, 2011.

iShares® Copper Trust

By:	BlackRock Asset Management International Inc. as sponsor

By:	/S/ MICHAEL A. LATHAM
Michael A. Latham

By:	/S/ GEOFFREY D. FLYNN
Geoffrey D. Flynn

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/S/ MICHAEL A. LATHAM Michael A. Latham	Director, Chief Executive Officer, President	September 2, 2011

/S/ GEOFFREY D. FLYNN Geoffrey D. Flynn	Director, Chief Financial Officer, Principal Accounting Officer	September 2, 2011

*	The Registrant will be a trust and the persons are signing in their capacities as officers or directors of BlackRock Asset Management International Inc., the sponsor of the Registrant.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Distribution Agreement**

4.1	Form of Depositary Trust Agreement**

4.2	Form of Standard Terms of Authorized Participant Agreement**

4.3	Form of Creation and Redemption Procedures**

5.1	Form of Opinion of Clifford Chance US LLP as to legality**

8.1	Form of Opinion of Clifford Chance US LLP as to tax matters****

10.1	Form of Custodian Agreement**

10.2	Form of Sub-license Agreement**

23.1	Consent of CPM Group*

23.2	Consent of Clifford Chance US LLP***

23.3	Consent of Independent Registered Public Accounting Firm*

24.1	Powers of Attorney (included on the signature page to the Registration Statement filed on October 26, 2011)

*	To be filed by amendment.
**	Previously filed.
***	To be included in Exhibits 5.1 and 8.1.
****	Filed herewith.